UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Illumina, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2015

Notice of Annual Meeting and Proxy Statement

Date:	May 27, 2015
Time:	10:00 a.m. Pacific Time

As we have done for previous meetings, this year’s annual meeting will be a completely virtual meeting of stockholders.

To participate, vote, or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/ilmn2015.

You will not be able to attend the annual meeting in person.

The agenda for this year’s annual meeting includes the following items:

1.	Elect five nominees named in the Proxy Statement to our Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016;

3.	Hold an advisory vote to approve the compensation of the “named executive officers” as disclosed in the Proxy Statement;

4.	Approve the Illumina, Inc. 2015 Stock and Incentive Plan; and

5.	Transact such other business as may properly come before the meeting and any adjournment or postponement.

Stockholders as of the record date of March 31, 2015, are entitled to notice of and to vote on the matters listed in the Proxy Statement.

By Order of the Board of Directors,

CHARLES E. DADSWELL

Secretary

You can vote in one of three ways prior to the meeting:
VIA THE INTERNET. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Time, on May 26, 2015.
BY TELEPHONE. You may vote using a touch-tone telephone by calling: 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Time, on May 26, 2015.

BY MAIL. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope to be received no later than May 26, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 27, 2015: The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

EXHIBIT A: ILLUMINA, INC. 2015 STOCK AND INCENTIVE PLAN	A-1
EXHIBIT B: RECONCILIATION TABLE – NON-GAAP EARNINGS PER SHARE	B-1

Illumina, Inc.

2015 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 2 to 9)

Meeting: Annual Meeting of Stockholders

Date: Wednesday, May 27, 2015

Time: 10:00 a.m., Pacific

Location: Internet webcast only at:

www.virtualshareholdermeeting.com/ilmn2015.

You will not be able to attend the meeting in person.

Record Date: March 31, 2015

Stock Symbol: ILMN

Exchange: The NASDAQ Global Select Market

Common Stock Outstanding: 144,035,997 as of March 31, 2015

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Year of Incorporation: 1998 in California; reincorporated in Delaware in 2000

Public Company Since: 2000

Corporate Headquarters: 5200 Illumina Way, San Diego, California 92122

Corporate Website: www.illumina.com

Investor Relations Website: investor.illumina.com

EXECUTIVE COMPENSATION

(see pages 65 to 68)

CEO: Jay T. Flatley (age 62; CEO since 1999)

CEO 2014 TOTAL DIRECT COMPENSATION:

• Salary: $859,192

• Annual Performance Bonus: $1,204,000

• Long-Term Incentives: $12,733,556

CEO Employment Agreement: No

Change-in-Control Agreement: Yes (double trigger)

Stock Ownership Guidelines: Yes

Hedging Policy: Yes

CORPORATE GOVERNANCE

(see pages 32 to 37)

Director Nominees: 5

• A. Blaine Bowman (Independent)

• Karin Eastham, CPA (Independent)

• Jay T. Flatley (Management)

• Jeffrey T. Huber (Independent)

• William H. Rastetter, Ph.D. (Independent)

Director Term: Three years

Director Election Standard: Majority voting standard for uncontested elections (adopted in 2014)

Board Meetings in 2014: 9

Standing Board Committees (meetings in 2014):

• Audit (9)

• Compensation (5)

• Nominating/Corporate Governance (5)

• Diagnostics Advisory (3)

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

OTHER ITEMS TO BE VOTED ON

(see pages 12 to 22)

Ratification of Appointment of independent registered public accounting firm (Ernst & Young LLP)

Advisory Vote to Approve Named Executive Compensation

Approval of the Illumina, Inc. 2015 Stock and Incentive Plan

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General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy are being mailed to our stockholders on or about April 8, 2015, concurrently with the mailing of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014.

Can I attend the annual meeting?

We will be hosting the 2015 annual meeting live via the Internet.

You will not be able to attend the meeting in person.

Any stockholder can listen to and participate in the annual meeting live via the Internet at www.virtualshareholdermeeting.com/ilmn2015. The webcast will start at 10:00 a.m., Pacific Time, on May 27, 2015.

Stockholders may vote and submit questions while connected to the annual meeting on the Internet.

What do I need in order to be able to participate in the annual meeting online?

You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ilmn2015.

If you do not have your 12-digit control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in this proxy statement. In addition, following the meeting, management will report on the performance of Illumina and respond to questions from stockholders.

What am I voting on at the annual meeting?

Stockholders will be asked to vote on four proposals. The proposals are to:

1. Elect as Directors the five nominees named in this proxy statement to hold office for three years until the 2018 annual meeting of stockholders;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016;

3. Hold an advisory vote to approve named executive officer compensation; and

4. Approve the Illumina, Inc. 2015 Stock and Incentive Plan.

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Could other matters be decided at the annual meeting?

Our bylaws require that we receive advance notice of any proposal to be brought before the annual meeting by our stockholders, and we have not received notice of any such proposals. If any other matter were to come before the annual meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the annual meeting?

The Board of Directors recommends that you vote:

•  FOR each of the nominees to the Board of Directors (Proposal 1);

•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 2);

•    FOR the approval, on an advisory basis, of the compensation of the “named executive officers” as disclosed in this proxy statement (Proposal 3); and

•    FOR the approval of the Illumina, Inc. 2015 Stock and Incentive Plan (Proposal 4).

Who can vote at the annual meeting?

Only holders of our common stock as of March 31, 2015, the record date, or such holders’ proxies are entitled to notice of and to vote on the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders.

At the close of business on the record date, there were 144,035,997 shares of common stock outstanding and entitled to vote.

You have one vote for each share of common stock that you hold. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at www.virtualshareholdermeeting.com/ilmn2015.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

Illumina, Inc. 2015 Proxy Statement  •  3

How do I vote and what are the voting deadlines?	Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

Via the Internet.  Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 26, 2015.

By Telephone.  You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 26, 2015.

By Mail.  If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 26, 2015, to be voted at the annual meeting.

Duringthe Annual Meeting. Instructions on how to vote while participating in our annual meeting live via the Internet are posted at www.virtualshareholdermeeting.com/ilmn2015.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated, and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

Illumina, Inc. 2015 Proxy Statement  •  4

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the annual meeting by:

•  signing and returning a new proxy card with a later date;

•  submitting a later-dated vote by telephone or via the Internet — only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 26, 2015, will be counted;

•  participating in the annual meeting live via the Internet and voting again; or

•  delivering a written revocation to our Corporate Secretary at Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, to be received no later than May 26, 2015.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet before the annual meeting, or during the annual meeting via live webcast, your shares will not be voted at the annual meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those matters on which it has discretion to vote. Under the rules of the New York Stock Exchange, or NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3, and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2. The broker’s inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Please see “What is a ‘broker non-vote’?” below for more information.

What is a “broker non-vote”?	The NYSE has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The NASDAQ Global Select Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. Under current NYSE interpretations, Proposals 1, 3, and 4 are considered non-discretionary matters and Proposal 2 is considered a discretionary matter.

Illumina, Inc. 2015 Proxy Statement  •  5

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on any non-discretionary matter (Proposals 1, 3, and 4).

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about April 8, 2015, we will mail the Notice of Internet Availability of Proxy Materials to our stockholders who held shares at the close of business on the record date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 28, 2014. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the annual meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?” above.

Illumina, Inc. 2015 Proxy Statement  •  6

How is a quorum obtained, and why is a quorum required?

We will hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the annual meeting are present or represented by proxy at the meeting. As of the close of business on the record date, we had 144,035,997 shares of common stock outstanding and entitled to vote at the annual meeting, meaning that 72,018,000 shares of common stock must be represented in person or by proxy to have a quorum. If a quorum is not present at the annual meeting, the meeting may be adjourned from time to time until a quorum is obtained. If you are a stockholder of record and submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of your broker or other nominee, and you do not tell your broker or other nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Illumina, Inc. 2015 Proxy Statement  •  7

How many votes are required to approve each proposal?
Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation

Proposal 1 — Election of five nominees to the Board of Directors	A nominee for director will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	FOR, each nominee AGAINST, each nominee ABSTAIN, each nominee Shares voted “ABSTAIN” will have no effect on the election of directors	FOR, each nominee

Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 3 — Advisory vote to approve the compensation of the “named executive officers” as disclosed in this proxy statement	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 4 — Approval of the Illumina, Inc. 2015 Stock and Incentive Plan	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Illumina, Inc. 2015 Proxy Statement  •  8

How can I find the voting results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who is conducting this proxy solicitation?

Illumina’s Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the annual meeting. Solicitation may be made by our Directors, officers, and selected other Illumina employees telephonically, electronically, or by other means of communication. Directors, officers, and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Illumina, Inc. 2015 Proxy Statement  •  9

Proposal 1: Election of Directors

General

Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of Directors with staggered three-year terms. The Board of Directors currently consists of the following 11 Directors, having terms expiring at the respective annual meetings of stockholders noted below:

2015 Annual Meeting	2016 Annual Meeting	2017 Annual Meeting

A. Blaine Bowman Karin Eastham, CPA Jay T. Flatley Jeffrey T. Huber William H. Rastetter, Ph.D.	Francis A. deSouza Gerald Möller, Ph.D.** David R. Walt, Ph.D.	Daniel M. Bradbury Robert S. Epstein, M.D. Roy A. Whitfield

**	As previously announced, on January 29, 2015, Dr. Gerald Möller notified the Company that he would retire from the Board of Directors, effective immediately before this year’s annual meeting. In light of Dr. Möller’s decision to retire from the Board, the Board of Directors intends to reduce the number of authorized directors of the Company from 11 to 10, effective as of immediately prior to the annual meeting.

Election of Five Directors to Hold Office for Three Years until the 2018 Annual Meeting of Stockholders

Upon the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated for election at the annual meeting the following slate of five nominees to hold office for three years until the annual meeting of stockholders in the year 2018 and until their successors are duly elected and qualified:

Name	Age	Director Since	Principal Occupation
A. Blaine Bowman	68	2007	Former Chairman, President, and CEO of Dionex Corporation
Karin Eastham, CPA	65	2004	Former Executive Vice President and Chief Operating Officer, and member of the Board of Trustees, of Burnham Institute for Medical Research
Jay T. Flatley	62	1999	Chief Executive Officer
Jeffrey T. Huber	46	2014	Senior Vice President at Google, Inc.
William H. Rastetter, Ph.D.	66	1998	Co-founder and Chairman of Receptos, Inc.,

Mr. Huber was appointed to the Board of Directors in July 2014 to fill a newly created position. In accordance with our Corporate Governance Guidelines, any new Director appointed to fill a newly created position on the Board of Directors will stand for election at the first annual meeting of stockholders following such appointment. In accordance with our certificate of incorporation and bylaws, each director is to be elected for a term expiring at the third succeeding annual meeting of

Illumina, Inc. 2015 Proxy Statement  •  10

stockholders after such election. Accordingly, any new director appointed to fill a newly created position on the Board of Directors is assigned to the class of directors that will stand for election at the first annual meeting of stockholders following such appointment.

Additional Information

For more information about each nominee and each of the other Directors serving on our Board of Directors, please see “Information about Directors” in this proxy statement. Each of the Board of Director nominees is currently serving as a Director. These nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. In the event any of these nominees is unable or declines to serve as a Director at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancy. The persons designated as proxies on the form of proxy card attached to this proxy statement intend to vote such proxy FOR the election of each of the five nominees named above, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of these nominees.

Vote Required for Approval

As amended in October 2014, our bylaws require that a Director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Each of our Director nominees currently serves on the Board of Directors. If a nominee who currently serves as a Director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Guidelines, each Director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE

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Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 3, 2016, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. Before selecting Ernst & Young LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that, based on Ernst & Young LLP’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for us by Ernst & Young LLP would impair Ernst & Young LLP’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

During the fiscal years ended December 28, 2014, and December 29, 2013, the aggregate fees billed or accrued by Ernst & Young LLP for professional services were as follows:

	Year Ended
	December 28, 2014 ($)	December 29, 2013 ($)
Audit Fees	2,505,648	1,932,948
Audit-Related Fees	112,895	1,995
Tax Fees	74,500	83,751

Total	2,693,043	2,018,694

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedule and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and statutory audits required internationally. For the fiscal years ended December 28, 2014, and December 29, 2013, audit-related fees were primarily incurred for accounting consultations. Tax fees for the fiscal years ended December 28, 2014, and December 29, 2013, related to services rendered for the preparation of foreign tax filings. For the fiscal years ended December 28, 2014, and December 29, 2013, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees, and Tax Fees.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Securities Exchange Act of 1934, requires advance approval of all audit services and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee must approve the permitted service before the

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independent registered public accounting firm is engaged to perform it. The services listed as Audit Fees, Audit-Related Fees, and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

Vote Required for Approval

Stockholder ratification is not required for making such appointment for the fiscal year ending January 3, 2016, because the Audit Committee has responsibility for the appointment of our independent registered public accounting firm. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders do not approve the appointment of Ernst & Young LLP. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers

As required by Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote to approve the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Following the 2011 annual meeting of stockholders, and consistent with results of the advisory vote on executive compensation taken by our stockholders at that meeting, the Board of Directors adopted a policy to submit this advisory vote to the stockholders on an annual basis. Accordingly, stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to Illumina’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 47 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 65 through 68, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

Vote Required for Approval

The advisory resolution set forth above, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although not binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF ILLUMINA’S NAMED EXECUTIVE OFFICERS

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Proposal 4: Approval of a New Stock and Incentive Plan

On January 29, 2015, the Board of Directors approved for submission to our stockholders the Illumina, Inc. 2015 Stock and Incentive Compensation Plan (the “2015 Plan” or “Plan”), as set forth in Exhibit A to this proxy statement. This year, the Board of Directors is recommending consolidating our equity programs under an omnibus plan that incorporates best practices. As a result, the 2015 Plan replaces both the Illumina, Inc. 2005 Stock and Incentive Plan (the “2005 Plan”) and the Verinata Health, Inc. 2008 Stock Plan (the “2008 Verinata Plan”).

If the 2015 Plan is approved by our stockholders, it will become immediately effective as of May 27, 2015, with approximately 8.2 million shares available for future awards. This excludes any shares that will become available again under the 2005 Plan or the 2008 Verinata Plan in connection with forfeited, lapsed, or terminated awards during such period.

Why Should You Vote to Approve the 2015 Plan?

•	We must attract, retain, and motivate high-performers. The ability to issue equity is fundamental to our compensation strategy. Our continued success is dependent, in large part, on our ability to deliver market relevant compensation to attract, retain, and motivate the most talented personnel with expertise in molecular biology, chemistry, biological information processing, sales, marketing, and technical support. We compete for qualified management and scientific personnel with other life science companies, universities, and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Diego and San Francisco area, is intense. Failure to attract and retain management and scientific personnel would prevent us from developing our products or technologies and impede our creation of stockholder value.

•	We use equity compensation to align employee and stockholder interests. Equity compensation is a critical means of aligning the interests of our employees with those of our stockholders. Our employees, particularly our senior executives, whose equity is tied to Company and individual performance, are motivated under our current equity compensation programs to drive the business to maximize returns over the long-term. We believe this, in part, has resulted in the long-term value we have created for our stockholders, as evidenced by our total stockholder returns over the last three- and five-year periods, which in each case, has significantly outperformed our peers and the market. During 2012, the Compensation Committee took steps to further strengthen the alignment of equity compensation for executive officers with stockholder interests by replacing annual stock option grants with performance stock units (PSUs) that vest at the end of a three-year performance period based on the achievement of specified earnings per share targets at the end of the three-year period.

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•	We have a disciplined annual share granting practice. Our burn rate has averaged 1.5% over the past three years (including PSUs that have vested). During the last three years, our burn rate has ranged between 1.1% and 1.8%. We tightly manage who among our employees is granted equity. The vast majority of the equity awards are granted to our highest performing employees and senior executives. These are also the employees who will have the greatest impact on our continued success and creation of stockholder value.

•	We proactively manage our outstanding shares and share granting practice to mitigate dilution. Over the last three years, our ratio of share repurchases to share issuances, excluding the impact of dilution and share repurchases in connection with our convertible debt and associated warrants, has resulted in a net increase of only 2% to our weighted average diluted shares. We expect to continue to mitigate the impact of future equity awards by continuing to engage in share repurchases, depending on market conditions and the Company’s then-current and anticipated cash needs.

•	The 2015 Plan reflects best practices in equity compensation including:

¡	Administered by the Compensation Committee, which is made up entirely of independent directors.

¡	No re-pricing or backdating of stock options or stock appreciation rights.

¡	No discounted stock options or stock appreciation rights.

¡	Awards are subject to forfeiture and clawback in accordance with clawback policies adopted by the Company as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

¡	No liberal share counting. The 2015 Plan does not allow for reuse of shares tendered, exchanged or withheld to cover option exercise costs, any award shares withheld to cover taxes, and all shares underlying an award of stock appreciation rights once such stock appreciation rights are exercised.

Summary of the 2015 Plan

The following summary of major features of the 2015 Plan is qualified in its entirety by reference to the actual text of the 2015 Plan, set forth as Exhibit A.

Administration

The Compensation Committee of our Board of Directors will administer the Plan. The Compensation Committee has the authority to:

•	select the Plan participants;

•	grant awards in amounts and forms as the Compensation Committee shall determine;

•	impose restrictions, terms, and conditions upon such awards as the Compensation Committee shall deem appropriate;

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•	make determinations necessary for administering the Plan;

•	establish administrative regulations consistent with the Plan;

•	amend the Plan or any award agreement as provided in the Plan; and

•	designate employees of the Company to assist in the administration and operation of the Plan.

The Board of Directors may repeal or amend the Plan except that, without stockholder approval, no amendment can:

•	increase the number of shares that may be issued under the Plan;

•	grant stock options at less than the market value;

•	reprice, repurchase, or exchange underwater stock options or SARs;

•	extend the term of the Plan;

•	change the class of persons eligible to participate in the Plan; or

•	otherwise implement any amendment required to be approved by stockholders under the NASDAQ rules.

Eligibility

The participants in the Plan shall be non-employee Directors and those employees who, in the opinion of the Committee, have demonstrated a capacity for contributing in a substantial manner to the success of the Company.

Shares Available and Individual Award Limits

The Plan permits the award of up to 2,700,000 new shares. In addition, to the extent shares remain available, the following may be awarded under the Plan:

•	shares that are available for awards under the 2005 Plan and the 2008 Verinata Plan, from which, as of March 31, 2015, approximately 5.0 million shares and 0.5 million shares remained available for issuance under the 2005 Plan and the 2008 Verinata Plan, respectively; and

•	shares that are subject to outstanding awards granted under the 2005 Plan or 2008 Verinata Plan in the event that shares would have been returned to the 2005 Plan or 2008 Verinata Plan if and to the extent the awards to which they are subject terminate or expire or become unexercisable for any reason without having been exercised or vested in full; as of March 31, 2015, awards underlying a total of approximately 5.6 million shares and 0.2 million shares were outstanding under the 2005 Plan and 2008 Verinata Plan, respectively.

Types of Awards

•

Common Stock and Stock Units. The Compensation Committee may grant common stock, restricted shares, or restricted stock units (“RSUs”) and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of

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common stock (collectively, “other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Compensation Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the 2015 Plan. The Compensation Committee, in its discretion, may impose conditions or restrictions on any award. In particular, the Compensation Committee will determine:

¡	to whom and when awards will be made,

¡	the number of shares to be awarded under (or otherwise related to) these awards,

¡	whether these awards will be settled in cash, shares, or a combination of cash and shares, and

¡	all other terms and conditions of the awards (including, without limitation, their vesting provisions, any required payments to be received from participants, and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).

•	Stock Options. All stock options must have a maximum life of no more than ten years from the date of grant. At the time of grant, the Committee shall establish the exercise price for any stock option. In no event shall the exercise price be less than 100% of the fair market value of the common stock on the date of grant. Stock options may only be exercised by the recipient, except in the event of legal incompetence of the recipient (where the recipient’s legally appointed guardian may exercise the stock option) or in the event the Committee approves transfer of a stock option. All unexercised stock options and SARs granted to a recipient who ceases to be an employee or Director of the Company or any of its subsidiaries are subject to the provisions of the award agreement governing the right to exercise following the participant’s termination of employment or directorship. In the event of a recipient’s death, stock options may be exercised by the recipient’s beneficiary.

•	Stock Appreciation Rights (“SARs”). A SAR offers the recipient the right to receive payment for the difference (spread) between the exercise price of the stock appreciation right and the market value of the Company’s common stock at the time of redemption.

•	Cash Incentives. Cash incentive opportunities may be awarded under the 2015 Plan pursuant to which a participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified by the Compensation Committee. The maximum amount payable for any cash bonus awards awarded under the 2015 Plan for any fiscal year to any recipient cannot exceed $3,000,000.

•

Performance-Related Awards. Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the amount that a publicly held corporation may deduct for the compensation paid to its Chief Executive Officer and its three most highly compensated officers other than the Chief Executive Officer and Chief Financial Officer. “Qualified performance-based compensation,” however, is not subject to the $1,000,000 deduction limit. Accordingly, the Plan permits the Committee to designate any award as performance-based compensation

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and establish qualifying performance goals consistent with Section 162(m). Performance awards may be granted either alone or in addition to other grants made under the Plan.

Qualifying performance goals may be established based on one or more of the following criteria: cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholders’ equity; total stockholder return; return on capital; return on assets or net assets; return on investment; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; market share; contract awards or backlog; overhead or other expense reduction; growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); and improvement in workforce diversity.

Where an Award is intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, no employee may be granted awards during any fiscal year in excess of the following limits, subject to adjustments for changes in capitalization:

¡	Stock options and stock appreciation rights: no more than 750,000 shares; however, in connection with commencement of service up to an additional 1,500,000 shares.

¡	Stock awards: no more than 375,000 shares; however, in connection with commencement of service up to an additional 750,000 shares.

Additional Information

•	Term. The 2015 Plan term is May 27, 2015, through January 29, 2025.

•	Treatment of Awards upon Change in Control. The Board of Directors or the Compensation Committee may, in its respective discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of stock options and accelerate the vesting and/or terminate any restrictions on cash awards, restricted shares, or restricted stock units; and/or (iii) provide for termination of awards, in each case as a result of a change in control and on such terms and conditions as it deems appropriate, including providing for the cancellation of awards for a cash payment to the recipient. The impact of a merger or other reorganization of Illumina on outstanding awards granted under the Plan will be specified in the agreement related to the merger or reorganization, subject to the limitations and restrictions set forth in the Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting, or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

•	Adjustments. In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction affecting our common stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the Plan, and subject to the various limitations set forth in the Plan, the number and kind of shares subject to outstanding awards under the Plan, and the exercise or settlement price of outstanding stock options and of other awards.

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Federal Income Tax Information

The following summary briefly describes current U.S. federal income tax consequences of rights under the 2015 Plan. However, the summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply and does not address any local, state, or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Plan should consult their own professional tax advisors concerning tax aspects of rights under the Plan and should be aware that tax laws may change at any time.

Stock Options

An employee to whom an ISO that qualifies under Section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to us upon the grant or exercise of such ISO.

When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and we will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, we or one of our affiliates will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Shares

Unless an election is made by the participant under Section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and the Company), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of our common stock on the date on which the

Illumina, Inc. 2015 Proxy Statement  •  20

restrictions lapse, less any amount paid with respect to the award of restricted shares, multiplied by (2) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.

A participant may make an election under Section 83(b) of the Code within 30 days after the date of transfer of an Award of restricted shares to recognize ordinary income on the date of award based on the fair market value of our common stock on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence on the date after such date.

With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Restricted Share Units

A participant to whom an RSU is granted generally will not recognize income at the time of grant. Upon delivery of a share of our common stock in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of our common stock on the date on which shares are delivered, multiplied by (2) the number of shares of common stock delivered. The participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise. Subject to applicable provisions of the Code and regulations thereunder, we or one of our affiliates will generally be entitled to a federal income tax deduction in respect of the vesting of restricted stock units in an amount equal to the ordinary compensation income recognized by the employee.

Other Share-based Awards

With respect to other share-based awards paid in cash or shares of common stock, participants will generally recognize income equal to the fair market value of the shares of common stock or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.

Code Section 409A

Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the plan administrator intends to administer and operate the Plan and establish terms with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event we

Illumina, Inc. 2015 Proxy Statement  •  21

are required to delay delivery of shares or any other payment under an award in order to avoid the imposition of an additional tax under Section 409A, we will deliver such shares (or make such payment) on the first day that would not result in the participant incurring any tax liability under Section 409A.

Resolution

RESOLVED, that the Illumina, Inc. 2015 Stock and Incentive Plan, as set forth in Exhibit A to this proxy statement, is hereby approved and authorized.

Vote Required for Approval

The affirmative “FOR” vote of a majority of shares present in person or represented by proxy and entitled to vote on Proposal 4 is required to approve Proposal 4. If you abstain from voting on this proposal, the abstention will have the same effect as an against vote.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2015 STOCK AND INCENTIVE PLAN

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Information About Directors

The following table sets forth the names, ages, committee assignments, and positions of our Directors as of March 31, 2015. Our Directors’ respective backgrounds and a discussion of the specific experience, qualifications, attributes, or skills of our Directors that led the Board of Directors to conclude that each such person should serve as Director are described following the table.

Name	Age	Position with the Company	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Diagnostics Advisory Committee
William H. Rastetter, Ph.D.	66	Chairman
Jay T. Flatley	62	CEO
Francis A. deSouza	44	President
A. Blaine Bowman	68	Director
Daniel M. Bradbury	53	Director
Karin Eastham, CPA	65	Director
Robert S. Epstein, M.D.	59	Director
Jeffrey T. Huber	46	Director
Gerald Möller, Ph.D.**	71	Director
David R. Walt, Ph.D.	62	Director
Roy A. Whitfield	61	Director
Number of Meetings in 2014			9	5	5	3

   Chair       Member       Audit Committee Financial Expert (for purposes of Section 407 of Sarbanes-Oxley Act)

**	As previously announced, on January 29, 2015, Dr. Gerald Möller notified the Company that he would retire from the Board of Directors, effective immediately before this year’s annual meeting. In light of Dr. Möller’s decision to retire from the Board, the Board of Directors intends to reduce the number of authorized directors of the Company from 11 to 10, effective as of immediately prior to the annual meeting

William H. Rastetter, Ph.D. Director since: 1998 Chairman of the Board, Independent	Dr. Rastetter has been a Director since November 1998 and Chairman of the Board since January 2005. Dr. Rastetter is a co-founder of Receptos, Inc., a NASDAQ-listed drug discovery and development company, and has been serving as Chairman of the Board since 2009. Dr. Rastetter served as a partner of Venrock Associates, a venture capital company, from 2006 until 2013. From 2007 to 2009, Dr. Rastetter was Chief Executive Officer and the Executive Chairman of Apoptos, Inc., a privately-held oncology research and development company, which was acquired by Receptos in 2009. At the end of 2005, Dr. Rastetter retired as the Executive Chairman of Biogen Idec Inc., a

Illumina, Inc. 2015 Proxy Statement  •  23

biopharmaceutical company. He had served in this position since the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in 2003. He served as Chief Executive Officer of IDEC Pharmaceuticals, a biotechnology company, from 1986 to 2003 and as Chairman of its Board of Directors from 1996 to 2003. Additionally, he served as President of IDEC Pharmaceuticals from 1986 to 2002, and as Chief Financial Officer from 1988 to 1993. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech, Inc., a biotechnology company, and previously he was an associate professor at the Massachusetts Institute of Technology. In addition to the public company directorships noted below, Dr. Rastetter serves as a member of the advisory council of Leerink Partners LLC, an investment bank specializing in healthcare. Dr. Rastetter holds an S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Other Public Company Board Service: Cerulean Pharma Inc. (Lead outside director, 2014 to present); Fate Therapeutics, Inc. (Chairman since 2011); Neurocrine Biosciences, Inc. (2010 to present; Chairman since 2011); Receptos, Inc. (Chairman, 2009 to present); Regulus Therapeutics, Inc. (2013 to present)

In selecting Dr. Rastetter as a nominee for election to the Board of Directors, the Board considered, among other things, Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. Our continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life sciences companies provides valuable strategic and governance insight to the Board of Directors as a whole.

A. Blaine Bowman Director since: 2007 Independent

Mr. Bowman has been a Director since January 2007. Mr. Bowman was formerly the Chairman, President, and Chief Executive Officer of Dionex Corporation, a NASDAQ-listed manufacturer of analytical instruments. Mr. Bowman retired as President and Chief Executive Officer of Dionex in 2002 and as Chairman of the Board in 2005, and he remained a director of Dionex until its sale to Thermo Fisher Scientific Inc. in 2011. He joined Dionex in 1977 and was named President and Chief Executive Officer in 1980. Before joining Dionex, Mr. Bowman was a management consultant with McKinsey & Company, a management consulting firm, and a product engineer with Motorola Semiconductor Products Division, a communication equipment company. Mr. Bowman also served as a past director of Solexa, Inc. from 2006 until its sale to Illumina in 2007. Mr. Bowman received his B.S. in Physics from Brigham Young University and an M.B.A. from Stanford University.

Other Public Company Board Service: Altera Corporation (2012 to present)

In selecting Mr. Bowman as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. Bowman’s understanding of highly technical manufacturing processes associated

Illumina, Inc. 2015 Proxy Statement  •  24

with scientific instruments, his business leadership experience, and his deep understanding of operational financial issues. We design and manufacture our products, many of which are sophisticated scientific instruments used by scientists and researchers. The Board of Directors believes that Mr. Bowman contributes to the Board’s understanding of the needs of our customers and the risks associated with our manufacturing processes. In addition, Mr. Bowman’s experience as a management consultant and chief executive officer of a scientific equipment manufacturer contributes to the Board’s strategic understanding and review of our business opportunities. Mr. Bowman also served as a director of Solexa, Inc. at the time we acquired Solexa, and through this position he gained an understanding of the DNA sequencing market and associated product development issues.

Daniel M. Bradbury Director since: 2004 Independent

Mr. Bradbury has been a Director since January 2004. Mr. Bradbury is Managing Member of BioBrit, LLC, a life sciences consulting and investment firm. Mr. Bradbury served as Chief Executive Officer of Amylin Pharmaceuticals, Inc., a NASDAQ-listed biopharmaceutical company, from 2007 until its acquisition by Bristol-Myers Squibb Company in 2012. From 2006 until 2012, he was a member of Amylin’s board of directors and served on its Finance and Risk Management Committee. Mr. Bradbury also served as Amylin’s President (2006-2007), Chief Operating Officer (2003-2006), and Executive Vice President (2000-2003). He joined Amylin in 1994 and also held officer-level positions in Corporate Development and Marketing. From 1984 to 1994, Mr. Bradbury held a number of sales and marketing positions at SmithKline Beecham Pharmaceuticals, a global pharmaceutical manufacturer. In addition to the public company directorships noted below, Mr. Bradbury serves as a director of the following privately-held companies: Castle Biosciences Inc., a molecular diagnostics company; MicroDermis Corporation, a life sciences company; DiaVacs, a biotechnology company; Profil Institute for Clinical Research, Inc., a clinical research company; Freedom Meditech, Inc., a medical device company; Liquid Grids, Inc., a healthcare focused social media health intelligence and marketing company; Renova Therapeutics, a gene therapy company; Troia Therapeutics Inc., a therapeutics company, and Sensulin LLC, a biotechnology company. Mr. Bradbury also serves on the BioMed Ventures Advisory Committee, the Investor Growth Capital Advisory Committee, the Keck Graduate Institute’s Board of Trustees, and the UCSD Rady School of Management’s Advisory Council. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

Other Public Company Board Service: BioMed Realty Trust, Inc. (2013 to present); Biocon Ltd. (2013 to present, Bombay Stock Exchange-listed); Corcept Therapeutics Incorporated (2012 to present); Geron Corporation (2012 to present)

Past Public Company Board Service (since 2008): Amylin Pharmaceuticals, Inc. (2006 to 2012)

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In selecting Mr. Bradbury as a past nominee for election to the Board of Directors, the Board considered, among other things, Mr. Bradbury’s management and governance experience in the biopharmaceutical industry gained primarily through his involvement in leading the rapid growth and development of Amylin. The Board of Directors believes that Mr. Bradbury contributes to the Board’s understanding of the risks and opportunities faced by a rapidly growing global business. In addition, Mr. Bradbury’s experience successfully commercializing pharmaceutical products contributes to the Board’s understanding of the risks and opportunities associated with new product development in an industry regulated by the U.S. Food and Drug Administration.

Francis A. deSouza Director since: 2014 Management: President

Mr. deSouza has served as President since December 2013 and as a Director since January 2014. Prior to joining Illumina, Mr. deSouza was President, Products and Services, of Symantec Corporation, a NASDAQ-listed software technology company, from 2011 to 2013, and Mr. deSouza served as Symantec’s Senior Vice President, Enterprise Security Group, from 2009 to 2011. Prior to joining Symantec, from 2001 to 2006, he was Founder and Chief Executive Officer of IMlogic, Inc., an enterprise instant messaging software company that was acquired by Symantec in 2006, and Mr. deSouza served as Product Unit Manager, Real-time Collaboration Group, at Microsoft Corporation from 1998 to 2001. Prior to joining Microsoft, from 1997 to 1998, Mr. deSouza was co-founder and Chief Executive Officer of Flash Communications, an enterprise instant messaging company that was acquired by Microsoft in 1998. Mr. deSouza received a bachelor’s degree in electrical engineering and computer science with a minor in economics and a master’s degree from Massachusetts Institute of Technology.

Other Public Company Board Service: Citrix Systems, Inc. (2014 to present)

In selecting Mr. deSouza as a past nominee for election to the Board of Directors, the Board considered, among other things, Mr. deSouza’s extensive experience with entrepreneurial companies experiencing rapid growth and maturation. The Board of Directors believes that Mr. deSouza’s experience directly managing a growing portfolio of products and services contributes to the Board’s understanding of the risks and opportunities faced by a rapidly growing global business, such as Illumina, as it develops and introduces an increasing number of products and services.

Karin Eastham, CPA Director since: 2004 Independent	Ms. Eastham has been a Director since July 2004. Ms. Eastham serves on the boards of directors of several life science companies. From 2004 to 2008, she served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From 1999 to 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer and Secretary of

Illumina, Inc. 2015 Proxy Statement  •  26

Diversa Corporation, a biotechnology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a biopharmaceutical company, from 1976 to 1988. In addition to the public company directorships noted below, Ms. Eastham serves as a director of AltheaDx, Inc., a privately held molecular diagnostics company. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant.

Other Public Company Board Service: Geron Corporation (2009 to present); MorphoSys AG (2012 to present, Frankfurt Stock Exchange-listed); Veracyte, Inc. (2012 to present)

Past Public Company Board Service (since 2008): Amylin Pharmaceuticals, Inc. (2005 to 2012); Genoptix, Inc. (2008 to 2011); SGX Pharmaceuticals, Inc. (2005 to 2008); Tercica, Inc. (2003 to 2008); Trius Therapeutics, Inc. (2009 to 2013)

In selecting Ms. Eastham as a nominee for election to the Board of Directors, the Board considered, among other things, Ms. Eastham’s understanding of biomedical research institutions combined with her business leadership and finance experience. A significant portion of our customers includes biomedical research institutions, and the Board of Directors believes that Ms. Eastham provides the Board with greater insight into the needs of such institutions. Ms. Eastham also contributes to the Board’s understanding of governance and strategy for life sciences companies through her experience as a director in our industry. Additionally, Ms. Eastham’s extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions, also provide the appropriate skills to serve on our Board of Directors.

Robert S. Epstein, M.D. Director since: 2012 Independent	Dr. Epstein has been a Director since November 2012. Dr. Epstein is an epidemiologist who worked in public health and academia before joining the private sector. From 2010 to 2012, Dr. Epstein was Chief R&D Officer and President of Medco-UBC, a 2,400 person global research organization focused on conducting personalized medicine, health economics, drug safety, outcomes, and comparative effectiveness research on behalf of the biopharmaceutical, medical device, and diagnostics industries. Prior to this role, Dr. Epstein was Medco’s Chief Medical Officer for 13 years, where he led formulary development, clinical guideline development, drug information services, personalized medicine program development, and client analytics and reporting. Dr. Epstein is also the former President of the International Society of Pharmacoeconomics and Outcomes Research (ISPOR), and has served on the board of directors of the Drug Information Association (DIA) and the International Society of Quality of Life. In addition to the public company directorships noted below, Dr. Epstein serves as a director of Proteus Digital Health, a privately-held healthcare technology company. Dr. Epstein has published more than 75 peer-reviewed medical articles and book chapters and serves

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as a reviewer for several influential medical journals, including the New England Journal of Medicine and JAMA (The Journal of the American Medical Association). Dr. Epstein received his medical degree and B.S. in Biomedical Science from the University of Michigan and an M.S. in preventative medicine from the University of Maryland.

Other Public Company Board Service: Fate Therapeutics, Inc. (2014 to present); Veracyte, Inc. (2015 to present)

Past Public Company Board Service (since 2008): AVEO Pharmaceuticals, Inc. (2012 to present)

In selecting Dr. Epstein as a past nominee for election to the Board of Directors, the Board considered, among other things, Dr. Epstein’s in-depth experience and practical knowledge of how molecular diagnostic tests are reimbursed and the issues raised by payors and other evidentiary authorities. As our technology and products are increasingly utilized in molecular diagnostics and clinical settings, Dr. Epstein’s experience will contribute to the Board’s understanding of these markets and the risks and opportunities associated with operating in markets regulated by the U.S. Food and Drug Administration.

Jay T. Flatley Director since: 1999 Management: Chief Executive Officer

Mr. Flatley has served as our Chief Executive Officer and as a Director since October 1999. Mr. Flatley also served as our President from October 1999 through December 2013. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a director of Molecular Dynamics, Inc., a NASDAQ-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. He served in various other positions of increasing responsibility with Molecular Dynamics from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

Other Public Company Board Service: Coherent, Inc. (2011 to present)

In selecting Mr. Flatley as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. Flatley’s experience in leading and managing our growth and development. The Board of Directors believes that Mr. Flatley, through his long experience with the Company and his prior executive and board experience with Molecular Dynamics, Inc., contributes to the Board’s understanding of the needs of our customers, the markets in which we compete, and the risks and opportunities associated with our product development and technological advances.

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Jeffrey T. Huber Director since: 2014 Independent

Mr. Huber has been a director since July 2014. Mr. Huber is Senior Vice President at Google Inc., where he has worked since 2003. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Earlier in his career, Mr. Huber was a Technology Consultant with McKinsey & Company and founded a software development start-up. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a master’s degree from Harvard University.

Other Public Company Board Service: Electronic Arts Inc. (2009 to present)

In selecting Mr. Huber as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. Huber’s extensive experience operating and managing high growth companies in fast-developing markets, including relevant background and experience in technology-focused enterprises and big data analytics.

Gerald Möller, Ph.D. Director since: 2010 Independent

Dr. Möller has been a Director since July 2010. Dr. Möller is currently an independent advisor focusing on the life sciences and healthcare industries. Previously, Dr. Möller spent 23 years at Boehringer Mannheim in Germany, Japan, and the United States, where he held a number of leadership positions, including president of Decentralized Diagnostics, president of Advanced Diagnostics and Biochemicals, and chief executive officer of Boehringer Mannheim Therapeutics. In 1995 he became chief executive officer of the worldwide Boehringer Mannheim Group. Following Boehringer’s acquisition by Roche in 1998, Dr. Möller became head of Global Development and Strategic Marketing, Pharmaceuticals, and a member of the Executive Committee at Hoffmann LaRoche where he served until the end of 1998. In addition to Illumina and the public company directorships noted below, Dr. Möller serves as a member of the board of directors of the following privately-held companies: Invendo-Medical GmbH, a medical technology company; Adrenomed AG, a biopharmaceutical company; and Genticel SA, a vaccines company. Dr. Möller served as a past director of Vivacta Limited, a privately-held medical diagnostics company, until its sale to Novartis AG in 2012; Bionostics, Inc., a privately-held biotechnology company, until its sale to Techne Corp. in 2013; and Definiens AG, a privately-held life science IT company, until its sale to AstraZeneca PLC in 2014. Dr. Möller also is vice-chairman of the Foundation for Innovative New Diagnostics (FIND), a product development and implementation partnership financed in part by the Bill & Melinda Gates Foundation. He holds a Ph.D. in physical chemistry from the University of Kiel in Germany.

Other Public Company Board Service: MorphoSys AG (2009 to present, Frankfurt Stock Exchange-listed)

In selecting Dr. Möller as a past nominee for election to the Board of Directors, the Board considered, among other things, Dr. Möller’s product development and diagnostics expertise gained from more than

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30 years of leadership and strategic experience at global pharmaceutical and life science companies. The Board of Directors believes that Dr. Möller’s diagnostics experience, in particular, contributes to the Board’s understanding of the growing diagnostics market and the opportunity and risks associated with such market.

David R. Walt, Ph.D. Director since: 1998 Independent

Dr. Walt, Ph.D., the Robinson Professor of Chemistry at Tufts University, is one of our founders and has been a Director and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since 1995 and has been a Howard Hughes Medical Institute Professor since 2006. Dr. Walt is a Member of the National Academy of Engineering, a Fellow of the American Institute of Medical and Biological Engineers, and a Fellow of the American Association for the Advancement of Science. Dr. Walt has published over 300 papers and is named as an inventor or co-inventor of over 70 patents, many of which are directed to our microarray products. He also serves as a board member for Quanterix, Inc., a privately-held company focused on single molecule analysis for clinical diagnostics, and AuraSense Therapeutics, a privately-held company focused on developing therapeutic agents based on spherical nucleic acids. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Chemical Biology from SUNY at Stony Brook.

Other Public Company Board Service: None

In selecting Dr. Walt as a past nominee for election to the Board of Directors, the Board considered, among other things, Dr. Walt’s scientific and technical expertise combined with his understanding of the markets that we serve. Our continued growth is dependent on scientific and technical advances, and the Board believes that Dr. Walt offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Walt’s academic and research experience provides the Board of Directors with valuable insight into the needs of our customers, many of which are scientific research institutions, and the opportunities associated with serving the research market.

Roy A. Whitfield Director since: 2007 Independent	Mr. Whitfield has been a Director since January 2007. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (formerly Incyte Genomics), a NASDAQ-listed drug discovery and development company he co-founded in 1991. From 1993 to 2001, Mr. Whitfield served as its Chief Executive Officer and, from November 2001 until his retirement in June 2003, as its Chairman. Mr. Whitfield remained on the board of Incyte Corporation until 2014. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Earlier, Mr. Whitfield spent seven years with the

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Boston Consulting Group’s international consulting practice. In addition to the public company directorships noted below, Mr. Whitfield also serves as a director of Station X Inc., a privately-held developer of software products for analyzing large-scale human genome information. Mr. Whitfield also served as a past director of Solexa, Inc. from 2006 until its sale to Illumina in 2007. Mr. Whitfield received a B.S. in Mathematics from Oxford University and an M.B.A. from Stanford University.

Other Public Company Board Service: Incyte Corporation (1991 to present); Nektar Therapeutics (2000 to present)

In selecting Mr. Whitfield as a past nominee for election to the Board of Directors, the Board considered, among other things, Mr. Whitfield’s management and governance experience in the biotechnology and genomics industries gained primarily through his involvement in leading the growth and development of Incyte Corporation. The Board of Directors believes that Mr. Whitfield contributes to the Board’s understanding of the risks and opportunities faced by a rapidly growing global business. In addition, Mr. Whitfield’s experience as a management consultant contributes to the Board’s strategic understanding and review of our business opportunities.

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Board of Directors and Corporate Governance

Board of Directors

Our business is managed under the direction of the Board of Directors. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of Directors with staggered three-year terms. The Board has determined that a majority of the members of the Board, specifically Mr. Bradbury, Mr. Bowman, Ms. Eastham, Dr. Epstein, Mr. Huber, Dr. Möller, Dr. Rastetter, Dr. Walt, and Mr. Whitfield, are independent Directors under the rules of The NASDAQ Global Select Market.

The Board of Directors intends to hold executive sessions of the non-management Directors following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any employee Directors of the Company. At its meetings during the fiscal year ended December 28, 2014 (“fiscal 2014”), the Board of Directors regularly met in executive sessions of non-employee Directors.

The Board of Directors has adopted Corporate Governance Guidelines outlining its duties. These guidelines can be viewed on our website at www.illumina.com under “Corporate Governance.” The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring Board of Directors’ approval. The Board of Directors held nine formal meetings during fiscal 2014. Board members are requested to make attendance at Board and Board committee meetings a priority, to come to meetings prepared, having read any materials provided to the Board of Directors prior to the meeting, and to participate actively in the meetings.

Attendance at Meetings

During fiscal 2014, each Director attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board committees on which such Director served during the period. Board members are invited to attend our annual meetings of stockholders, but they are not required to do so. We reimburse the travel expenses of any Director who travels to attend the annual meetings. Four members of the Board of Directors attended our 2014 annual meeting of stockholders.

Corporate Governance

The Board of Directors and our management believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity and growth. Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in business activities among employees, management, and the Board of Directors.

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We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Ethics, and charters for each of the committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Diagnostics Advisory Committee. The corporate governance page can be found on our website at www.illumina.com under “Corporate Governance.”

Board Leadership Structure

We separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and its day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer, reviews the schedules and agendas for Board meetings, and presides over meetings of the full Board. The Board of Directors believes that this leadership structure is best for the Company at the current time, as it appropriately balances the need for the Chief Executive Officer to run the Company on a day-to-day basis with significant involvement and authority vested in an outside independent board member. In addition, the Board of Directors believes that there are advantages to having an independent Chairman for matters such as communications and relations between the Board, the Chief Executive Officer, and other members of senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust Director, Board, and Chief Executive Officer evaluation processes. Under our Corporate Governance Guidelines, our independent Chairman is responsible for:

•	reviewing the schedules and agendas for Board meetings as determined and prepared by the Chief Executive Officer;

•	participating as an observer on any Board committee on which he or she is not a member, if appropriate;

•	discussing the results of the Chief Executive Officer’s performance evaluation with the Chair of the Compensation Committee; and

•	leading the Board in discussing and conveying to the Chief Executive Officer the results of the Chief Executive Officer’s performance evaluation.

In performing the duties described above, our independent Chairman is expected to consult with the Chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority and responsibilities of such Committee Chairs.

Board’s Role in Risk Oversight

Risk Oversight Generally

The Board of Directors is responsible for overseeing our risk management. To assist its oversight function, the Board has delegated many risk oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for providing advice to the Board with respect to our risk evaluation and mitigation processes, including, in particular, the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external

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risks inherent in our business. The Audit Committee also oversees our internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and the Board receives reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the Company.

Our senior executives provide the Board of Directors and its committees with regular updates about our strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for Directors to discuss issues of concern with management. The Board of Directors and committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our Directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the applicable issues attend Board meetings to provide additional insight into items being discussed, including exposures and mitigation strategies with respect to various risks. In addition, the Company’s General Counsel and the Company’s Chief Financial Officer report directly to our Chief Executive Officer, providing him with visibility to our risk profile. The Board of Directors believes that the work undertaken by the Audit Committee, together with the work of the full Board and the Chief Executive Officer, enables the Board to effectively oversee our risk management function.

Compensation Programs

The Compensation Committee, together with senior management, reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Committees of the Board of Directors

The Board of Directors has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are currently the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Diagnostics Advisory Committee. In accordance with The NASDAQ Global Select Market listing standards, all of the committees are composed solely of non-employee, independent Directors. Charters for each committee are available on our website at www.illumina.com under “Committee Composition.” The charter of each committee is also available in print to any stockholder who requests it.

Audit Committee

The Audit Committee represents and assists the Board by providing oversight of the Company’s accounting and financial reporting processes and audits of its financial statements on behalf of the

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Board of Directors and provides advice with respect to the Company’s risk evaluation and mitigation processes. The Audit Committee’s duties and responsibilities under its charter include monitoring and advising the Board on:

•	the integrity of the Company’s financial statements and disclosures;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the adequacy and effectiveness of the Company’s internal controls;

•	the Company’s compliance with legal and regulatory requirements; and

•	the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in the Company’s business.

The Board of Directors has unanimously determined that all Audit Committee members are financially literate under current NASDAQ listing standards, and at least one member has financial sophistication under NASDAQ listing standards. In addition, the Board of Directors has unanimously determined that all Audit Committee members qualify as an “audit committee financial expert” under SEC rules and regulations. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations, or liability on any person so designated.

Compensation Committee

The primary function of the Compensation Committee is to discharge the Board’s duties and responsibilities relating to compensation of our non-employee Directors and executive officers, and oversee the design and management of our equity and other compensation plans. The Compensation Committee’s duties and responsibilities under its charter with respect to the compensation of our Directors and executive officers include:

•	to report annually to our stockholders on executive compensation matters;

•	to administer our equity and other compensation plans; and

•	to take or cause to be taken such other actions and address such other matters as the Board of Directors may from time to time authorize the committee to undertake.

The Compensation Committee’s primary goal under its charter is to align closely the interests of our executive officers with those of our stockholders by its efforts to:

•	offer compensation opportunities that attract and retain executives whose abilities are critical to the long term success of the Company;

•	motivate executives to perform to their highest level and reward outstanding achievement;

•	maintain appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company in proportion to individual contribution and performance and tied to achievement of financial, organizational, and management performance goals, and

•	encourage executives to manage from the perspective of owners with an equity stake in the Company.

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The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual compensation objectives.

Mr. Flatley, our Chief Executive Officer, has been delegated limited authority to grant stock options and restricted stock units to any employee who has a title of or below the rank of “Vice President,” who is not designated as a “Section 16 Officer,” and who does not report directly to him. Mr. Flatley may exercise this authority without any further action required by the Compensation Committee; however, the Compensation Committee approves grant ranges based on employee job levels to guide Mr. Flatley in the exercise of his authority and sets a maximum number of shares that may be granted under this authority. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within the specified limits approved by the Compensation Committee. At least annually, Mr. Flatley reports to the Compensation Committee on his exercise of this delegated authority during the preceding 12 months.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. In particular, the Nominating/Corporate Governance Committee’s duties and responsibilities under its charter include:

•	identifying individuals qualified to serve as members of the Board of the Company;

•	selecting nominees for election as Directors of the Company;

•	evaluating the Board’s performance;

•	developing and recommending to the Board corporate governance guidelines; and

•	providing oversight with respect to corporate governance and ethical conduct.

Diagnostics Advisory Committee

The purpose of the Diagnostics Advisory Committee is to periodically review and advise the Board on the strategic direction and objectives of the Company’s diagnostics business, including providing understanding, clarification, and validation of the fundamental strategy of the diagnostics business (and its positioning and impact on the Company’s overall corporate strategy) in order to enable the Board to make informed business decisions. The Diagnostics Advisory Committee is also responsible for identifying and discussing with the Board significant emerging trends and issues related, or of relevance, to the strategic goals and objectives of the Company’s diagnostics business.

Compensation Committee Interlocks and Insider Participation

Our executive compensation program has been administered by the Compensation Committee of our Board of Directors. None of the members of the Compensation Committee has been an officer or employee of ours. None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee during fiscal 2014.

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Code of Ethics

We have adopted a code of ethics that applies to all of our Directors, officers, and employees, including our principal executive officer and principal financial officer. This code of ethics is reviewed by the Nominating/Corporate Governance Committee of our Board of Directors on an annual basis and modified as deemed necessary. Our code of ethics is available for download from our website, www.illumina.com under “Corporate Governance.” A copy of the Code of Ethics may also be obtained free of charge, from us upon a request directed to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Investor Relations. We will disclose within four business days any substantive changes in or waivers of the Code of Ethics granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

Director Nominations

Criteria for Board Membership

The Board of Directors has delegated to the Nominating/Corporate Governance Committee the responsibility for reviewing and recommending to the Board nominees for Director. In accordance with our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, in evaluating Board candidates, considers factors such as depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the needs of the Board at the time. The Nominating/Corporate Governance Committee seeks to ensure that at least a majority of Directors are independent under the rules of The NASDAQ Global Select Market, that members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of The NASDAQ Global Select Market, and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

The Nominating/Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the nominees to the Board, the biographies shown above highlight the experiences and qualifications that were viewed as being among the most important by the Nominating/Corporate Governance Committee in concluding that the nominee should serve as a Director of the Company. The Nominating/Corporate Governance Committee considers diversity as one of many, but not dispositive, factors in identifying nominees for Director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a complex and highly-competitive global business. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

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Process for Identifying and Evaluating Nominees

The Nominating/Corporate Governance Committee believes we are well-served by our current Directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent Directors who continue to be qualified for Board service and are willing to continue as Directors. If an incumbent Director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. In addition, from time to time the Board may seek to expand its ranks to bring in new Board members with special skills and/or experience relevant and useful to us at our particular stage of development. Director candidates will be selected based on input from members of our Board of Directors, our senior management, and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating/Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of the Board of Directors. Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a Director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board or presented for the approval of the stockholders, as appropriate.

Stockholder Nominees

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for Director under the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the Board of Directors. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Secretary, and should include the following information:

•	all information relating to such nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934 (including such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a Director, if elected);

•	the names and addresses of the stockholder(s) making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholder(s); and

•	appropriate biographical information and a statement as to the qualification of the nominee, including the specific experience, qualifications, attributes, or skills of the nominee, demonstrating the relevance and usefulness to our company of such experience, qualifications, attributes, and/or skills at our particular stage of development.

Nominations should be submitted in the timeframe described in our bylaws and under the caption “Stockholder Proposals for our 2016 Annual Meeting” below.

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From time to time, we have retained and may in the future retain the services of an independent third-party search firm to assist the Nominating/Corporate Governance Committee in identifying and evaluating potential candidates.

Communications with the Board of Directors

All interested parties who wish to communicate with the Board of Directors or any of the non-management Directors may do so by sending a letter to the Corporate Secretary, Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, and should specify the intended recipient or recipients. All such communications will be forwarded to the appropriate Director or Directors for review, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

In addition, you may send, in an envelope marked “Confidential,” a written communication to the Chair of the Audit Committee, via the attention of our Corporate Secretary, at Illumina, Inc., 5200 Illumina Way, San Diego, California 92122. All such envelopes will be delivered unopened to the Chair of our Audit Committee.

Director and Officer Stock Ownership Policy

The Board of Directors, acting on the recommendation of the Compensation Committee, has adopted stock ownership guidelines that are applicable to each of our non-employee Directors, each of our executive officers who is subject to the restrictions of Section 16 of the Securities Exchange Act of 1934, and each of our officers having a title of “Senior Vice President” or above. Under the ownership guidelines each individual subject to the guidelines is expected to own and hold shares of our common stock having an aggregate value at least equal to:

•	with respect to non-employee Directors, three times (3x) the annual cash retainer paid to non-employee Directors for serving as a Director, without regard to committee or chairperson assignments;

•	with respect to the chief executive officer, three times (3x) base salary; and

•	with respect to executive officers, other than the chief executive officer, one times (1x) such executive officer’s base salary.

Under the ownership guidelines, each individual subject to the guidelines is required to achieve compliance with the applicable ownership levels set forth above within three years from the date such individual Director or officer first became subject to the guidelines, which is typically from the later of when such individual joined the Company or March 8, 2010 (the effective date of the ownership guidelines).

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Unvested performance stock units (“PSUs”) and unvested stock options do not count towards satisfaction of the ownership guidelines.

During such time as a covered officer or Director is not in compliance with his or her applicable ownership guidelines, such officer or Director:

•	is required to retain an amount equal to 100% of the net shares of common stock received as a result of the vesting of restricted stock or RSUs (“net shares” are those shares that remain after shares are sold or netted to pay withholding taxes); and

•	may not establish a qualified trading plan (i.e., a Rule 10b5-1 trading program) or modify an existing qualified trading plan to increase the number of shares of our common stock to be sold under such plan (under our Insider Trading Policy our Directors, executive officers and each of our officers having a title of “Senior Vice President” or above may only sell shares of our common stock pursuant to a qualified trading plan).

Director Compensation

Our Directors play a critical role in guiding our strategic direction and overseeing the management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our Directors’ continued performance by paying compensation commensurate with our Directors’ workload. Our non-employee Directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Directors who are our employees, such as Messrs. Flatley and deSouza, receive no separate compensation for their services as Directors.

Our Director compensation is overseen by the Compensation Committee of our Board of Directors, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of then-current competitive practice. The Compensation Committee typically receives advice and recommendations from an independent compensation consultant with respect to its determination on Director compensation matters.

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

Annual Retainer

During fiscal 2014, each of our non-employee Directors was eligible to receive an annual cash retainer of $50,000, and the Chairman of the Board was eligible to receive an additional $50,000.

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Committee Fees

In addition, during fiscal 2014 each of our non-employee Directors serving on one or more Board committees was eligible to receive the applicable fees set forth below.

	Fiscal 2014 Board Committee Fees ($)
	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Diagnostics Advisory Committee
Chairperson	25,000	25,000	12,500	12,500
Member	15,000	15,000	7,000	7,000

Stock in Lieu of Cash Compensation

Non-employee Directors may elect to receive shares of our common stock in lieu of all, but not less than all, cash retainers and Board committee fees (discussed above) otherwise payable by the Company to such Director in a given calendar year. Shares issued to an eligible Director electing to receive cash compensation in the form of shares will not be subject to vesting or forfeiture restrictions and will be issued on a quarterly basis. The number of shares issued to an eligible Director electing to receive shares in lieu of cash will equal the amount of cash compensation otherwise payable by the Company to such Director for the immediately preceding calendar quarter, divided by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter). No fractional shares will be issued, and in lieu of fractional shares, the Company will pay to such electing Director an amount of cash equal to any such fractional share multiplied by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter).

Equity Compensation

Annual Awards

In January 2014, the Board of Directors, acting on the recommendation of the Compensation Committee, determined to adopt a value-based approach to awarding annual equity grants pursuant to which the number of shares to be granted will be determined by reference to a target value divided by the closing price of our common stock on the date of grant. In connection with our annual meeting of stockholders, each of our non-employee Directors will be eligible to receive a RSU award having an award value of $400,000 (as determined based on the fair market value of the Company’s common stock on the date of grant), which award is to be made automatically on the date of such annual meeting of stockholders. Such annual RSU awards will vest on the earlier of the first anniversary of the grant date or the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award is granted, in both cases subject to continued service as a board member through the vesting date Accordingly, in connection with our 2014 annual meeting of stockholders, on May 28, 2014, each of our non-employee Directors who were serving at the time received an award of 2,542 RSUs (having an award value of $400,085 based on the closing price of our common stock on May 28, 2014, of $157.39). The RSUs will vest on the earlier of (i) the one year anniversary of the grant date of the award and (ii) the date immediately preceding the date of the 2015 annual meeting of stockholders.

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Awards Upon First Joining the Board of Directors

In January 2014, the Board of Directors, acting on the recommendation of the Compensation Committee, determined that upon first joining the Board of Directors each non-employee Director is eligible to receive a one-time RSU award having an award value of $1,070,000 (as determined based on the fair market value of the Company’s common stock on the date of grant), which will become effective on the date on which such person becomes a non-employee Director, whether through election by our stockholders or appointment by our Board of Directors to fill a vacancy. An employee Director who ceases to be an employee but remains a Director will not receive this initial RSU award. Such initial RSU award will vest over a four-year period, with 25% of the RSU vesting on each of the first four anniversaries of the grant.

Accordingly, on July 30, 2014, in connection with his appointment to the Board of Directors to fill a newly created position, Mr. Huber received an award of 6,484 RSUs (having an award value of $1,070,119 based on the closing price of our common stock on July 30, 2014, of $165.04). The RSUs will vest over a four-year period, with 25% of the RSU vesting on each of the first four anniversaries of July 30, 2014.

Additional Benefits

Directors who receive RSUs are given the opportunity, at the time they execute award agreements providing for the RSU grant, to elect to receive, at the time the RSU vests, a portion of the award in cash rather than in shares in order to enable the Director to satisfy his or her obligation to pay the federal income tax that becomes due at the time of such vesting.

In addition to the cash and equity compensation described above, we reimburse our non-employee Directors for their expenses incurred in connection with attending Board and committee meetings. We do not provide Directors with additional compensation for attending Board or committee meetings.

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Non-Employee Director Compensation

The following table summarizes the total compensation paid by the Company to the non-employee Directors for the fiscal 2014.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William H. Rastetter	115,000	400,085	—	—	—	—	515,085
A. Blaine Bowman	90,000	400,085	—	—	—	—	490,085
Daniel M. Bradbury	77,500	400,085	—	—	—	—	477,585
Karin Eastham	82,000	400,085	—	—	—	—	482,085
Robert S. Epstein	64,000	400,085	—	—	—	—	464,085
Jeffrey T. Huber(5)	20,577	1,070,119	—	—	—	—	1,090,696
Gerald Möller	62,500	400,085	—	—	—	—	462,585
David R. Walt	57,000	400,085	—	—	—	—	457,085
Roy A. Whitfield	80,000	400,085	—	—	—	—	480,085

(1)	Mr. Flatley, our Chief Executive Officer, and Mr. deSouza, our President, are not included in this table as both are employees and receive no additional compensation for service as a Director. The compensation received by Messrs. Flatley and deSouza as employees is shown in the Summary Compensation Table on page 65.
(2)	Includes the following number of shares received in lieu of cash payments: (a) 704 shares to Dr. Rastetter and (b) 382 shares for Dr. Möller.
(3)	This reflects the grant date fair value of awards granted during fiscal 2014. Assumptions used in the calculation of these amounts are included in note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015.
(4)	Each of the then-serving Directors received an award of 2,542 RSUs on May 28, 2014 (the date of our 2014 annual meeting of stockholders), with a per share value of $157.39 (the closing price of our common stock on NASDAQ on May 28, 2014).
(5)	Mr. Huber was appointed to the Board of Directors on July 30, 2014. In connection with his appointment, Mr. Huber received an award of 6,484 RSUs on July 30, 2014, with a per share value of $165.04 (the closing price of our common stock on NASDAQ on July 30, 2014).

The following table shows the total number of unvested RSUs and total stock options held by each of our non-employee Directors as of December 28, 2014:

Name	Unvested RSUs Outstanding	Vested Stock Options Outstanding	Unvested Stock Options Outstanding
William H. Rastetter	2,542	124,700	—
A. Blaine Bowman	2,542	72,700	—
Daniel M. Bradbury	2,542	29,200	—
Karin Eastham	2,542	52,700	—
Robert S. Epstein	4,542	22,183	13,417
Jeffrey T. Huber	6,484	—	—
Gerald Möller	2,542	37,200	—
David R. Walt	2,542	124,700	—
Roy A. Whitfield	2,542	81,900	—

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Stock Ownership and Section 16 Compliance

The following table sets forth the number of shares of our common stock beneficially owned by each of our Directors and Director nominees and each executive officer named in the Summary Compensation Table (the “named executive officers”), and by all of our Directors, Director nominees, and executive officers as a group.

The information set forth below is as of March 31, 2015, and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below is c/o Illumina, Inc., 5200 Illumina Way, San Diego, California 92122.

Name	Common Stock Beneficially Owned (Excluding Stock Options)(1)	Stock Options Exercisable Within 60 Days of March 31, 2015(2)	Total Common Stock Beneficially Owned(1)(2)	Percent of Common Stock(3)
Jay T. Flatley(4)	375,973	845,000	1,220,973	*
Marc A. Stapley	6,726	33,147	39,873	*
Francis A. deSouza	2,650	—	2,650	*
Christian O. Henry	35,009	39,500	74,509	*
Richard Klausner	—	—	—	*
William H. Rastetter	92,788	108,700	201,488	*
A. Blaine Bowman	13,590	69,700	83,290	*
Daniel M. Bradbury	12,466	27,500	39,966	*
Karin Eastham	9,526	32,700	42,226	*
Robert S. Epstein	5,042	23,100	28,142	*
Jeffrey T. Huber	64	—	64	*
Gerald Möller	17,647	26,500	44,147	*
David R. Walt(5)	877,387	108,700	986,087	*
Roy A. Whitfield	11,738	77,300	89,038	*
All Directors, Director nominees, and executive officers as a group (18 persons, including those Directors and executive officers named above)	1,554,476	1,543,847	3,098,323	2.2%

*	Represents beneficial ownership of less than one percent (1%) of the issued and outstanding shares of common stock.
(1)	Includes shares of stock beneficially owned as of March 31, 2015. Also includes restricted stock units, or RSUs, vesting within 60 days of March 31, 2015. An RSU represents a conditional right to receive one share of our common stock at a specified future date.
(2)	Includes stock options that are exercisable as of March 31, 2015, and stock options that vest, or become exercisable, within 60 days of March 31, 2015.
(3)	Percentage ownership is based on 144,035,997 shares of common shares of common stock outstanding on March 31, 2015.
(4)	Includes 6,000 shares owned by Mr. Flatley’s minor children.
(5)	Includes 64,960 shares owned by Dr. Walt’s spouse.

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As of March 31, 2015, the following are the only persons known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock(1)
Baillie Gifford & Co.(2) Calton Square, 1 Greenside Row Edinburgh EH1 3AN Scotland UK	13,363,317	9.3%
Capital Research Global Investors(3) 333 South Hope Street, 55th floor Los Angeles, CA 90071	8,746,587	6.1%
Viking Global Investors LP(4) 55 Railroad Avenue Greenwich, CT 06830	8,189,589	5.7%
BlackRock Inc.(5) 40 East 52nd Street New York, NY 10022	8,097,401	5.6%

(1)	Percentage ownership is based on 144,035,997 shares of common shares of common stock outstanding on March 31, 2015.
(2)	This information is based on a Schedule 13G/A filed with the SEC on January 22, 2015. Baillie Gifford & Co. reports that it has sole voting power with respect to 8,545,669 shares and sole dispositive power with respect to 13,363,317 shares.
(3)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2015. Capital Research Global Investors reports that it has sole voting and sole dispositive power with respect to 8,746,587 shares.
(4)	This information is based on a Schedule 13G/A filed with the SEC on January 6, 2015. Viking Global Investors LP reports that it has shared voting and shared dispositive power with respect to 8,189,589 shares.
(5)	This information is based on a Schedule 13G/A filed with the SEC on February 9, 2015. BlackRock Inc. reports that it has sole voting power with respect to 7,158,562 shares and sole dispositive power with respect to 8,097,401 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires out directors and executive officers, and persons who own more than 10% of a registered class of the our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To the our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 28, 2014, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with, except that a late Form 4 report was filed for Paul Bianchi on September 25, 2014, to report the payment of tax liability by delivering or withholding securities upon the vesting of restricted stock units on September 5, 2014.

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Executive Officers

The following table sets forth the names, ages, positions, and business experience during the past five years of our executive officers as of March 31, 2015:

Name	Age	Position	Year Joined Illumina	Recent Business Experience
Jay T. Flatley	62	Chief Executive Officer	1999	2013 – present: present position 1999 – 2013: President and Chief Executive Officer
Paul L. Bianchi	53	Senior Vice President, Human Resources	2012	2012 – present: present position 2009 – 2012: senior vice president human resources at Risk Management Solutions, Inc. 2005 – 2009: principal at Strayer Consulting Group, Inc.
Charles E. Dadswell	56	Senior Vice President, General Counsel & Secretary	2013

2013 – present: present position

2011 – 2013: vice president, general counsel for North and Latin America, and corporate director of global intellectual property at bioMerieux

2008 – 2010: general counsel at BioDelivery Sciences International, Inc.

Francis A. deSouza	44	President	2013

2013 – present: present position

2011 – 2013: group president, enterprise products and services for Symantec Corporation

2009 – 2011: senior vice president, enterprise security group at Symantec Corporation

2008 – 2009: vice president, enterprise messaging management group at Symantec Corporation

Christian O. Henry	47	Senior Vice President & Chief Commercial Officer	2005

2014 – present: present position

2012 – 2014: Senior Vice President & General Manager, Genomic Solutions

2010 – 2012: Senior Vice President, Chief Financial Officer & General Manager, Life Sciences

2009 – 2010: Senior Vice President, Corporate Development & Chief Financial Officer

2006 – 2009: Senior Vice President and Chief Financial Officer

Richard Klausner, M.D.	63	Senior Vice President & Chief Medical Officer	2013	2013 – present: present position 2011 – 2013: founder and president of Klausner Consulting 2005 – 2011: managing director, The Column Group
Nicholas J. Naclerio, Ph.D.	53	Senior Vice President, Corporate Development & General Manager, Enterprise Informatics	2010

2014 – present: present position

2010 – 2014: Senior Vice President, Corporate and Venture Development

2010 – 2013: member of board of directors of Boreal Genomics Inc.

2009 – 2012: member of board of directors of Twin Lights Bioscience, Inc..

Mostafa Ronaghi, Ph.D.	46	Senior Vice President & Chief Technology Officer	2008	2008 – present: present position
Marc A. Stapley	45	Senior Vice President & Chief Financial Officer	2012	2012 – present: present position 2009 – 2012: senior vice president, finance at Pfizer, Inc.

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Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors determines the compensation for our executive officers. The Compensation Committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. Compensation programs, and the compensation components, for the Chief Executive Officer are, additionally, subject to approval by the Board of Directors. The Compensation Committee also consults with management and Illumina’s employee compensation and benefits group regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans.

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to Illumina’s “named executive officers,” who are the CEO, CFO, and the three other most highly compensated executive officers in a particular year. For fiscal 2014, our named executive officers are:

Named Executive Officer	Position
Jay T. Flatley	Chief Executive Officer
Marc A. Stapley	Senior Vice President & Chief Financial Officer
Francis A. deSouza	President
Christian O. Henry	Senior Vice President & Chief Commercial Officer
Richard Klausner, M.D.	Senior Vice President & Chief Medical Officer

Selected Business Highlights

Set forth below are tables reflecting revenue and earnings performance metrics from the last five fiscal years.

Revenue Performance

Our revenue increased 31% from fiscal 2013 to fiscal 2014 and grew at a 20% compound annual growth rate from fiscal 2010 to fiscal 2014 (dollars in millions):

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Earnings Performance

Our non-GAAP earnings per share increased 52% from fiscal 2013 to fiscal 2014 and grew at a 27% compound annual growth rate from fiscal 2010 to fiscal 2014.

For a reconciliation table of earnings per share on a GAAP basis, please refer to the “Reconciliation Table – Non-GAAP Earnings Per Share” as set forth in Exhibit B to this proxy statement.

Recent “Say-on-Pay” Vote

In May 2014, we held a stockholder advisory vote to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. We received favorable consideration, with over 87% of stockholder votes cast approving the proposal. As a result, the Compensation Committee decided to retain our general approach in the 2015 fiscal year. The Compensation Committee will consider the outcome of the annual say-on-pay votes when making future compensation decisions.

Compensation Philosophy and Objectives

Our executive compensation and benefit programs aim to encourage our executive officers to continually pursue strategic opportunities, while effectively managing our day-to-day operations. Specifically, we have created a compensation package that combines short- and long-term components (cash and equity, respectively) at the levels we believe are most appropriate to motivate and reward our executive officers. The Compensation Committee and our management believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases.

Our executive compensation program is designed to achieve four primary objectives:

•	attract, retain, and reward executives who contribute to our success;

•	provide economic incentives for executives to achieve business objectives by linking executive compensation with our overall performance;

•	strengthen the relationship between executive pay and stockholder value through the use of long-term compensation; and

•	reward individuals for their specific contributions to our success.

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Use of Market Data and Benchmarking

We strive to set executive compensation at competitive levels. This involves, among other things, establishing compensation levels that are generally consistent with levels at other companies with which we compete for talent.

During fiscal 2014, the Compensation Committee retained an independent compensation consultant from Radford, an Aon Hewitt Company, as the Compensation Committee’s advisor reporting directly to the Chairperson. After considering all of the factors required by applicable NASDAQ rules, the Compensation Committee is satisfied with Radford’s independence. The Compensation Committee maintains sole authority to retain and determine the work to be performed by Radford. During fiscal 2014, the Compensation Committee directed Radford to conduct a comprehensive formal review and analysis of our executive compensation and incentive programs relative to competitive benchmarks. This review consisted of a benchmarking analysis of our executive compensation philosophy and practices against prevailing market practices of identified peer group companies and broader industry trends. The analysis included the review of the total direct compensation (inclusive of salary, cash bonuses, and equity awards) of our executive officers. It was based on an assessment of market trends covering available public information in addition to proprietary data provided by Radford. The peer group was developed considering companies within the industry that have similar business challenges and complexities where we might recruit and lose executive talent.

The Compensation Committee considered a number of factors in defining the peer group, including industry competitors of similar revenue range, market capitalization, and organization complexity, that we believe reflects the market for talent and stockholder investment. Many of the industry competitors are located in geographic areas in which we compete for talent, which reflects high cost-of-living areas and therefore impacts rates of pay.

The following companies made up the compensation peer group for fiscal 2014 (there were no changes to our compensation peer group from fiscal 2013 to fiscal 2014):

Affymetrix, Inc.	Covance, Inc.	National Instruments Corporation
Alere Inc.	Edwards Lifesciences Corporation	NuVasive, Inc.
Bio-Rad Laboratories, Inc.	Hologic, Inc.	PerkinElmer, Inc.
Bruker Corporation	IDEXX Laboratories, Inc.	QIAGEN N.V.
Cepheid	Intuitive Surgical, Inc.	ResMed Inc.
The Cooper Companies, Inc.	Life Technologies Corporation**	Waters Corporation

** In February 2014, Life Technologies Corporation was acquired by Thermo Fisher Scientific Inc.

In light of our increased market capitalization, accelerating growth rate, evolving business characteristics, and expanding talent requirements, the Compensation Committee asked Radford to conduct an analysis to inform the Committee’s consideration of including relevant, high-growth companies as input for the peer group for fiscal 2015. The criteria used in the review included taking a broader industry view as well as emphasizing revenue growth, market capitalization, total shareholder return, and research and development investment as a percentage of revenues. Radford compiled relevant companies from the Pharmaceutical, Biotech and Tools; Technology Hardware and

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Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors. The result was 13 new additions to the peer group for fiscal 2015, with four of these companies being outside our traditional industry group but whose executive officers manage similar strategic and operating complexities. The following companies will make up the compensation peer group for fiscal 2015:

Alexion Pharmaceuticals, Inc.(a)	IDEXX Laboratories, Inc.	salesforce.com, inc.(a)(b)
Biogen Inc.(a)	Intuitive Surgical, Inc.	Thermo Fisher Scientific Inc.(a)
C.R. Bard, Inc.(a)	Jazz Pharmaceuticals Public Limited Company(a)	Varian Medical Systems, Inc.(a)
CareFusion Corporation(a)**	Juniper Networks, Inc.(a)(b)	VMware, Inc.(a)(b)
Celgene Corporation(a)	QIAGEN N.V.	Waters Corporation
The Cooper Companies, Inc.	Regeneron Pharmaceuticals, Inc.(a)	Workday, Inc.(a)(b)
Edwards Lifesciences Corporation	ResMed Inc.
**	In March 2015, CareFusion Corporation was acquired by Becton, Dickinson and Company.
(a)	New addition for fiscal 2015
(b)	Companies that are outside of our traditional industry group but whose executive officers manage similar strategic and operating complexities

We target our total direct compensation, when you consider salary and short and long-term incentives, for executive officers between the 60th and 75th percentiles of compensation paid to executives within our compensation peer group. The largest component of total direct compensation is delivered through equity-based awards, which, at greater than 75%, represents a larger percentage of total direct compensation than that of our peer group and serves to retain our executives and align their interests with those of our stockholders such that higher compensation is realized only for exceptional performance. We believe that our targeted compensation percentiles range appropriately reflects our position and historical and anticipated growth rates, in each case relative to those in our peer group. We may deviate from these general target levels to reflect the executive’s experience, the executive’s sustained performance level, and market factors as deemed appropriate by the Compensation Committee. The Compensation Committee reviews the information prepared by management from the Radford assessment, reviews each component of an executive’s compensation during the current year and prior years, and considers an executive’s contribution to the achievement of our strategic goals and objectives, the executive’s overall compensation, and other factors to determine the appropriate level and mix of compensation. An executive’s compensation is not determined by formula but, instead, in comparison to market and within our company to positions with similar responsibility and impact on operations.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies, and programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning, and meets the requirements, of Rule 16b-3 of the Securities Exchange Act of 1934 and the rules of The NASDAQ

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Global Select Market. The Compensation Committee functions under a written charter, which was adopted by the Board of Directors. The charter is reviewed annually and updated as appropriate. A copy of the charter is available on our website at www.illumina.com under “Committee Composition.”

The primary responsibilities of the Compensation Committee are to:

•	recommend to the Board of Directors the amount and form of compensation to be paid to our Chief Executive Officer, taking into account the results of the Board of Director’s annual performance evaluation of the Chief Executive Officer;

•	review and approve the amount and form of compensation to be paid to our other executive officers and senior, non-executive employees;

•	exercise oversight of our compensation practices for all other non-executive employees;

•	administer our equity compensation plans; and

•	review and make initial (in the case of new hires) and periodic (in the case of then-current Company employees) determinations with respect to who is (i) an “executive officer” of the Company with reference to Rule 3b-7 of the Securities Exchange Act of 1934 and (ii) a “Section 16 officer” of the Company with reference to Rule 16a-1(f) of the Securities Exchange Act of 1934.

The Compensation Committee meets as often as it considers necessary to perform its duties and responsibilities. The Compensation Committee held five meetings during fiscal 2014, and it has held one meeting so far in 2015 to review and finalize compensation elements related to fiscal 2014. The Chairperson works with the Chief Executive Officer and the Senior Vice President of Human Resources to establish the meeting agenda in advance of each meeting. The Compensation Committee typically meets with the Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President of Human Resources, our external counsel, and, on occasion, with an independent compensation consultant retained by the Compensation Committee. When appropriate, such as when the Compensation Committee is discussing or evaluating compensation for the Chief Executive Officer, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that the independent compensation consultant and management believe will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board of Directors’ assessment of our performance against our goals, and the Chief Executive Officer’s assessment of each executive’s performance against pre-determined, individual objectives.

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Components and Analysis of Fiscal 2014 Executive Compensation

For fiscal 2014, the principal elements of our executive compensation program are summarized in the following table and described in more detail below.

Compensation Element	Objective	Designed to Reward	Key Features

Base Salary	To provide a competitive, fixed level of cash compensation for the executive officers	Experience, expertise, knowledge of the industry, duties, scope of responsibility, and sustained (and expected) performance	Adjustments are based on an individual’s current (and expected) future performance, base salary relative to our compensation peer group, and internal equity

Performance-Based Cash Compensation	To encourage and reward executive officers’ contributions in achieving strong financial and operational results by meeting or exceeding established goals	Success in achieving annual results	Annual performance-based cash compensation is based on a formula that includes achievement of corporate revenue and operating income goals and achievement of individual performance goals

Long-Term Equity Compensation	To retain executive officers and to align their interests with those of our stockholders in order to increase overall stockholder value	Success in achieving long-term results

Grants typically consist of both restricted stock units (RSUs) and performance stock units (PSUs)

RSUs vest over a four-year period, with 25% of the RSU vesting on each of the first four anniversaries of the grant date

PSUs vest at the end of a three-year performance period based on the achievement of specified earnings per share targets at the end of the three-year period

Given our rapid growth and continued high growth profile, a majority of our executive officers’ compensation has been delivered, and is expected to be delivered, through long-term equity awards, with PSUs representing 77% of the total value of annual long-term equity awards granted for fiscal 2014 (as determined on the grant date)

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Compensation Mix

The following chart shows the mix of base salary, cash bonus, and long-term equity compensation for our named executive officers for fiscal 2014:

Base Salary

Base salary is the primary fixed component of our executive compensation program. In general, executive officers with the highest level of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk. Base salary represented a relatively small percentage of total compensation (9% in 2014) for the named executive officers.

Salary levels are considered as part of our annual executive performance review process, as well as upon promotion or other material change in job responsibility. The Chief Executive Officer makes recommendations to the Compensation Committee for base salary changes for executive officers (excluding himself) based on performance and current pay relative to market practices for executive officers, other than himself. The Compensation Committee reviews these recommendations, makes any adjustments it considers necessary, and then approves the salary changes. The Compensation Committee recommends to the Board of Directors the base salary for our Chief Executive Officer based on performance and his current pay relative to other chief executives in our peer group. The Compensation Committee believes that increases to base salary should reflect the executive’s performance for the preceding year and pay level relative to similar positions in our peer group. Base salary increases also reflect anticipated future contributions of the executive.

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Fiscal 2014 Base Salaries

The average salary increase for all named executive officers (other than Messrs. deSouza and Klausner) in fiscal 2014 was 3.5%, which is consistent with the actions that were taken more broadly for employee compensation, generally, in the Company. Messrs. deSouza and Klausner did not receive a salary increase in fiscal 2014, having joined the Company in late 2013.

Named Executive Officer	Position	2013 Base Salary ($)	2014 Base Salary ($)	% Increase
Jay T. Flatley	Chief Executive Officer	830,000	860,000	3.6%
Marc A. Stapley	Senior Vice President & Chief Financial Officer	448,100	463,700	3.5%
Francis A. deSouza(1)	President	700,000	700,000	—
Christian O. Henry	Senior Vice President & Chief Commercial Officer	459,000	475,100	3.5%
Richard Klausner(2)	Senior Vice President & Chief Medical Officer	410,000	410,000	—

(1)	Mr. deSouza joined Illumina in December 2013
(2)	Dr. Klausner joined Illumina in September 2013

Performance-Based Cash Compensation

In general, annual cash bonuses for our executive officers are paid out under our Executive Variable Compensation Plan, or eVCP. The eVCP is an “at-risk” bonus compensation program designed to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. The eVCP provides guidelines for the calculation of annual non-equity, incentive-based compensation, subject to the Compensation Committee’s oversight and modification. Any executive officer that is hired during the year on or prior to October 1st is eligible to participate in the eVCP for that year. Any bonus received by such executive is prorated based on the amount of time the executive officer served during the plan year.

Under the eVCP, the target cash bonus amount is divided into three separate components with the following weighting (as a % of the target cash bonus amount):

•      50% based on the achievement of corporate revenue objectives (the “revenue eVCP target”);

•      30% based on the achievement of corporate operating income objectives (the “operating income eVCP target”); and

•      20% based on the achievement of individual performance objectives (the “individual performance eVCP target”); however, if the applicable threshold objective levels are not met for either the revenue eVCP target or the operating income eVCP target, then the individual performance eVCP component will not be paid.

Target Amounts and Weighted Components

For fiscal 2014, the Compensation Committee established target cash bonus amounts under the eVCP, calculated as a percentage of each executive officer’s base salary. For our Chief Executive Officer, Mr. Flatley, the target cash bonus amount as a percentage of his base salary was 100%, which

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remained unchanged for fiscal 2014 as compared to fiscal 2013. For our President, Mr. deSouza, who joined the Company in December 2013, the target cash bonus amount as a percentage of his base salary was 80% for fiscal 2014. For each of our named executive officers, other than Messrs. Flatley and deSouza, the target cash bonus amount as a percentage of base salary was 55%, which also remained unchanged for fiscal 2014 as compared to fiscal 2013.

The Compensation Committee and the Board of Directors approve minimum, commit, and maximum levels for each component of the revenue and operating income eVCP targets. Payments of the applicable component of the annual cash bonus amounts are based upon the achievement of such objectives for the year. If the applicable threshold objective levels are not met for both of the revenue eVCP target and the operating income eVCP target, then no payouts are earned. The commit level represents a level of performance that the Compensation Committee and the Board of Directors believe is both attainable and practical based on a realistic estimate of our future financial performance. The maximum level is designed to motivate and reward realistically achievable superior performance.

At the beginning of each year, our Chief Executive Officer develops corporate objectives focused on financial performance and other critical corporate goals, such as new product introductions, market penetration, infrastructure investments, and consistency of operating results. The corporate objectives are based on our annual operating plan, which is approved by the Board of Directors. In addition, our Chief Executive Officer, together with each executive eligible to participate in the eVCP, develops a corresponding set of objectives to measure individual performance for the year. The Compensation Committee and the Board of Directors approve the corporate objectives and the individual objectives for our Chief Executive Officer.

Shortly following completion of the fiscal year, the Compensation Committee and the Board of Directors assess our performance against each of the revenue and operating income eVCP targets, comparing the actual fiscal year results to the pre-determined minimum, commit, and maximum levels for each objective, and an overall percentage amount for the corporate financial objectives is calculated. The Compensation Committee (and the Board of Directors with respect to our Chief Executive Officer) also reviews the performance of each named executive officer against such officer’s individual objectives, and an overall percentage amount for the individual performance objectives is calculated. Although the operation of the eVCP is largely formulaic, the Compensation Committee and the Board of Directors can use their discretion when determining the pay for our executive officers and also when assessing the attainment of individual and corporate performance goals.

Revenue eVCP Target

For fiscal 2014, each executive had the potential to earn up to a maximum of 150% of the revenue eVCP target based on the Company’s performance against the following fiscal 2014 revenue objectives (with the bonus amount calculated as a linear ratio for points between the minimum, commit, and maximum revenue objective levels):

	Minimum	Commit	Maximum
Revenue Objective ($ in millions)	1,600	1,700	1,800
% of Revenue eVCP Target Paid	50%	100%	150%

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Operating Income eVCP Target

For fiscal 2014, each executive had the potential to earn up to a maximum of 150% of the operating income eVCP target based on the Company’s performance against the following fiscal 2014 operating income objectives (with the bonus amount calculated as a linear ratio for points between the minimum, commit, and maximum revenue objective levels):

	Minimum	Commit	Maximum
Operating Income Objective ($ in millions)(1)	500	560	620
% of Operating Income eVCP Target Paid	50%	100%	150%

(1)	Operating income is defined as the income from operations that excludes stock compensation expense, merger related charges, interest and other revenue and income tax expense.

Example Calculation

We have included a hypothetical example to demonstrate the calculation. For example, assume Executive A’s base salary for fiscal 2014 was $400,000 and that Executive A’s target cash bonus amount as a percentage of base salary was set at 55%. Executive’s A’s target bonus amount would be $220,000 (i.e., 55% x $400,000). Assuming that Executive A exceeded or outperformed all of his or her individual performance goals, Executive A’s actual bonus under the minimum and at the minimum, commit, and maximum financial objective levels could range from between $0 and $308,000 and would be determined as follows:

	Below Minimum ($)	At Minimum ($)	At Commit ($)	At or Greater than Maximum ($)
Revenue eVCP Target (50% x $220,000 = $110,000)	—	55,000	110,000	165,000
Operating Income eVCP Target (30% x $220,000 = $66,000)	—	33,000	66,000	99,000
Individual Performance eVCP Target (20% x $220,000 = $44,000)	—	44,000	44,000	44,000

Total	—	132,000	220,000	308,000

Performance-Based Cash Compensation Payments

The Compensation Committee met on January 28, 2015, to review fiscal 2014 corporate and executive goal performance, make determinations for fiscal 2015 performance-based incentive cash compensation awards based on the performance reviews, and establish the fiscal 2015 executive compensation plan.

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The following table presents the performance-based cash compensation opportunities as a percentage of base salary and the actual amounts earned by each named executive officer for fiscal 2014:

Named Executive Officer	2014 Target Bonus as a % of Salary	Actual Bonus Payout ($)(1)	Actual Bonus Payout as a % of Salary(1)
Jay T. Flatley	100%	1,204,000	140%
Marc A. Stapley	55%	357,073	77%
Francis A. deSouza	80%	784,000	112%
Christian O. Henry	55%	365,839	77%
Richard Klausner	55%	315,700	77%

(1)	These bonuses were paid in February 2015 and reflect fiscal 2014 revenue exceeded the maximum objectives and operating income that exceeded the maximum objectives, in each case established for the fiscal 2014 eVCP. Accordingly, the revenue eVCP component (50% of target bonus) paid out at a level of 150% and the operating income eVCP component (30% of target bonus) paid out at a level of 150%. The individual performance eVCP component (20% of target bonus) was paid out at a level of 100%.

Performance-based cash compensation awards made to named executive officers under the eVCP for performance in fiscal 2012 and 2013 are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 65. These bonuses were paid in February 2013 and February 2014, respectively.

Long-Term Equity Compensation

The Compensation Committee believes it is appropriate to align the interests of executives with those of stockholders. Accordingly, we award long-term incentives to reward performance and align executives with long-term stockholder interests by providing executives with an ownership stake in the Company, encouraging sustained long-term performance, and providing an important retention element to their compensation program. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our stock price through equity grants, which in fiscal 2014 were in the form of performance stock units (PSUs) and restricted stock units (RSUs).

Fiscal 2014 Long-Term Compensation	Type	PSUs and RSUs
	Vesting for RSUs	25% each grant date anniversary
	Vesting for PSUs	Single vesting date on the last day of the third fiscal year following grant
	PSU Metrics	100% tied to specified EPS targets Minimum vest: zero Target vest: 100% Maximum vest: 150%

Performance Stock Units

During fiscal 2012, the Compensation Committee approved changes to the long-term equity incentive compensation program for our executive officers that placed greater emphasis on performance-based

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long-term incentives by replacing annual stock option grants with PSUs that vest at the end of a three-year performance period based on the achievement of specified earnings per share targets at the end of the three-year period.

The PSU awards are intended to be an ongoing part of our long-term equity incentive compensation program. It is anticipated that the Compensation Committee will grant new PSU awards each year, based on earnings per share targets (or other appropriate financial metrics) established for a new three-year performance period commencing each year; however, the Compensation Committee is not obligated to grant PSUs or any other equity incentive awards each year.

In keeping with our compensation philosophy to tie executive pay to stockholder value creation, executives realize full value from PSUs only to the extent that we achieve specified earnings per share targets at the end of a three-year period. For instance, the number of shares issued will range from 0% to 150% of the number of shares specified in the PSU agreement based on performance relative to the earnings per share objectives approved by the Compensation Committee. If we fail to achieve the specified earnings per share target at the end of the three-year performance period, then the number of shares issued will range from 0% to 100% of the award amount, depending on the actual earnings per share. If, however, we exceed the specified earnings per share target at the end of the three-year performance period the number of shares issued will range from 100% to 150% of the award amount, depending on the actual earnings per share.

Restricted Stock Units

Since January 1, 2008, long-term equity compensation packages to executives have included grants of time-based vesting RSUs. RSUs granted to executive officers for fiscal 2014 vest over a four-year period, with 25% of the RSU vesting on each of the first four anniversaries of the grant. RSUs granted to executive officers prior to fiscal 2012 vest over a four-year period with 15% of the RSU vesting on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date, and 35% on the fourth anniversary of the grant date. Vesting in all cases is subject to the individual’s continued service to us through the vesting date.

Like PSUs, RSUs also provide a long-term incentive for executives to remain with us; however, because RSUs do not have a performance component they provide some amount of value to recipients unless our stock price is zero. For fiscal 2014, we awarded 77% of our annual equity grants (not including new hire inducement grants) to our named executive officers in the form of PSUs and 23% in the form of RSUs, in each case as measured by the grant date stock equivalent ratio with each RSU counted as the equivalent of three shares of common stock and each PSU counted as the equivalent of two shares of common stock.

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Determination of Long-Term Equity Compensation

To determine the value for long-term incentives granted to an executive each year, we consider the following factors:

•      the proportion of long-term incentives relative to base pay;

•      the executive’s impact on Company performance and ability to create value;

•      long-term business objectives;

•      awards made to executives in similar positions within our compensation peer group of companies;

•      the market demand for the executive’s particular skills and experience;

•      the amount granted to other executives in comparable positions at the Company;

•      the executive’s demonstrated performance over the past few years; and

•      the executive’s leadership performance.

In addition, the new hire equity grant made to an executive officer upon first joining the Company is based primarily on competitive conditions applicable to the executive officer’s specific position. The Compensation Committee also considers the number and type of equity awards owned by executive officers in comparable positions, including the executive’s prior position. Subsequent equity grants to executive officers are generally considered and, if appropriate, awarded in connection with their annual performance review during the first quarter of each year. Such subsequent grants serve to maintain a competitive position for us relative to new opportunities that may become available to our executive officers and to enhance the retention features of the program.

Fiscal 2014 Long-Term Equity Compensation

The following table presents the long-term equity compensation awarded to each named executive officer based on grant date fair value and as a multiple of base salary for fiscal 2014:

Named Executive Officer	PSUs (Grant Date Fair Value) ($)(1)	RSUs (Grant Date Fair Value) ($)(1)	Total ($)	Multiple of 2014 Base Salary
Jay T. Flatley	9,550,044	3,183,512	12,733,556	14.8
Marc A. Stapley	2,475,180	825,235	3,300,415	7.1
Francis A. deSouza	4,125,115	675,095	4,800,210	6.9
Christian O. Henry	2,268,948	756,492	3,025,440	6.4
Richard Klausner	2,156,541	718,847	2,875,388	7.0

(1)	Reflects the grant date fair value of awards granted during 2014. Assumptions used in the calculation of these amounts are included in note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015.

Potential Payments upon a Termination or Change in Control

Our executive management and other employees have built Illumina into the successful enterprise that it is today. We believe that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change-in-control benefits may eliminate, or at least reduce, the reluctance of executive management to pursue potential change-in-

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control transactions that may be in the best interests of stockholders. As such, we provide change-in-control severance benefits to our named executive officers that are subject to a double trigger (i.e., change in control and loss of employment). The change-in-control severance agreements automatically renew annually for additional one year periods unless a notice of non-extension is provided by either party. None of the named executive officers have an employment agreement with us.

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•	a contested election of our Directors as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board of Directors; or

•	any other event specified by the Board of Directors.

Under the change-in-control severance agreements, the executive would receive benefits if he or she were terminated within two years following the change in control either:

•	by the Company other than for “cause,” which is defined in each change-in-control severance agreement to include repeated failure or refusal to materially perform his duties that existed immediately prior to the change in control, conviction of a felony or a crime of moral turpitude, or engagement in an act of malfeasance, fraud, or dishonesty that materially damages our business; or

•	by the executive on account of “good reason,” which is defined in each change-in-control severance agreement to include certain reductions in the executive’s annual base salary, bonus, position, title, responsibility, level of authority, or reporting relationships that existed immediately prior to the change in control, or a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from the executive’s principal place of business immediately prior to the change in control.

Pursuant to the change-in-control severance agreements, if a covered termination of the executive’s employment occurs in connection with a change in control, then, with the exception of the Chief Executive Officer, the executive is generally entitled to the following benefits:

•	a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual target bonus or other target incentive amount or (b) the annual bonus or other incentive paid or payable to the executive for the most recently completed fiscal year;

•	a lump sum payment of the executive’s earned but unpaid compensation, including any earned but unpaid bonus or other incentive payment from any completed fiscal year, and a

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pro rata portion of the executive’s annual target bonus or other target incentive amount for the fiscal year in which the termination occurs;

•	payments of the executive’s group health insurance coverage premiums under COBRA law, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year; however, our obligation to pay such premiums ceases immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination.

•	continuation of the executive’s perquisites to which the executive was entitled for a period of 12 months or, in the case of Mr. Flatley, 24 months;

•	automatic vesting of the executive’s unvested stock options and equity or equity-based awards; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

Our Chief Executive Officer is entitled to a severance payment equal to twice the sum of his annual base salary and the greater of his target or most recently paid or payable target bonus or other target incentives and 24 months (instead of 12 months) of continued certain medical and other benefits in addition to the benefits previously described for the other named executive officers.

The change-in-control severance agreements provide that each executive’s total change-in-control payment may be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and such a reduction would provide a greater after-tax benefit for the executive. Additionally, change-in-control benefits are subject to limitations under IRC Section 280G “golden parachute” provisions. A full analysis of the financial impact of these limitations will be performed based on the facts and circumstances in the event a change in control were to occur.

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Based upon a hypothetical change in control date of December 26, 2014, the last trading day of fiscal 2014, the potential payments upon a termination following a change in control for our named executive officers would have been as follows:

Named Executive Officer	Multiplier for Base Salary and Bonus	Nature of Benefit	Payment following Change in Control and Subsequent Loss of Employment (within 2 years)($)
Jay T. Flatley	2x	Salary Severance	1,720,000
		Bonus Severance	2,408,000
		Earned Compensation(1)	1,204,000
		Equity Compensation Acceleration(2)	36,753,559
		Pension/NQDC(3)	2,531,237
		Perquisites/Benefits(4)	79,241
		Total Benefit	44,696,037
Marc A. Stapley	1x	Salary Severance	463,732
		Bonus Severance	357,073
		Earned Compensation(1)	357,073
		Equity Compensation Acceleration(2)	15,358,621
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	54,120
		Total Benefit	16,590,619
Francis A. deSouza(5)	1x	Salary Severance	700,000
		Bonus Severance	784,000
		Earned Compensation(1)	784,000
		Equity Compensation Acceleration(2)	16,730,039
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	54,120
		Total Benefit	19,052,159
Christian O. Henry	1x	Salary Severance	475,116
		Bonus Severance	365,839
		Earned Compensation(1)	365,839
		Equity Compensation Acceleration(2)	9,931,190
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	54,120
		Total Benefit	11,192,104
Richard Klausner	1x	Salary Severance	410,000
		Bonus Severance	315,700
		Earned Compensation(1)	315,700
		Equity Compensation Acceleration(2)	7,244,006
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	54,120
		Total Benefit	8,339,526

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(1)	A lump sum payment of the executive’s earned but unpaid compensation and a pro rata portion of the executive’s annual target bonus or other target incentive amount. Earned compensation in the table above includes bonus payments for fiscal 2014, which were paid in February 2015.
(2)	The value of the RSUs and PSUs is based on the number of outstanding shares that would not ordinarily have vested by December 26, 2014, multiplied by $188.20 (the closing price of our common stock on December 26, 2014), with the number of shares issuable under each PSU award equal to 100% of the number of shares specified in the PSU agreement.
(3)	As described below, under the deferred compensation plan upon a separation from service within 24 months of a change in control, each named executive officer will be entitled to his or her retirement benefit or termination benefit in a lump sum payment equal to the unpaid balance of all of his or her accounts. All of the amounts for all of the named executive officers consist of the termination benefits.
(4)	Represents payment of (i) the executive’s group health insurance coverage premiums under COBRA law, including coverage for executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year (two years for Mr. Flatley) and (ii) professional outplacement services for up to two years following termination ($14,500 per year for each executive officer).
(5)	In addition to the hypothetical change in control event described in the table, in the event that Mr. deSouza’s employment was terminated by the Company without cause as of December 26, 2014, the vesting of (i) all of Mr. deSouza’s RSUs would be accelerated fully as of such date and (ii) 49,219 of Mr. deSouza’s PSUs would be accelerated as of such date on a prorated basis determined by the number of months of service and with the number of shares received pursuant to the PSU being determined based on the progress towards meeting the applicable PSU earnings per share target being measured as of the Company’s most recent periodic report filed with the Securities and Exchange Commission. Accordingly, the value of the RSUs and PSUs that would not ordinarily have vested by December 26, 2014, would have been $6,913,128 as of such date.

Deferred Compensation Plan

Illumina’s Deferred Compensation Plan effective December 1, 2007 (the “Deferred Compensation Plan”), provides key employees and Directors with an opportunity to defer a portion of their salary, bonus and other specified compensation. The named executive officers participate in the Deferred Compensation Plan. The plan permits us to make discretionary contributions to the Deferred Compensation Plan on behalf of the participants, although we have not exercised such discretion. A participant is always fully vested in accounts under the plan attributable to a participant’s contributions and related earnings on such contributions. Upon a “change in control” (as defined in the plan) a participant will receive his or her “retirement benefit” or “termination benefit” (each as defined in the plan) in a lump sum payment equal to the unpaid balance of all of his or her accounts if a “separation from service” (as defined in the plan) occurs within 24 months following a change of control.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change-in-control severance benefits previously discussed. Otherwise, we provide to our executives medical and other benefits that are generally available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan, and an Employee Stock Purchase Plan. Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of employees’ contributions to the plan, based on our meeting certain financial targets. Executives are treated in the same manner as all other eligible employees.

All of our named executive officers participated in our 401(k) plan during fiscal 2014 and received matching contributions.

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No Hedging of Company Stock

Our directors and executive officers, including named executive officers, are prohibited from engaging in short sales or entering into any transaction with put or call options or any other derivative security on our common stock.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation payable in any tax year to the Chief Executive Officer and the other four most highly compensated executive officers. Section 162(m) stipulates that a publicly held company cannot deduct compensation to its top officers in excess of $1 million. Compensation that is “performance-based” compensation within the meaning of the Internal Revenue Code does not count toward the $1 million limit. We believe that compensation paid under the executive incentive plans is generally fully deductible for federal income tax purposes with the exception of RSUs. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

A. Blaine Bowman (Chairperson)

William H. Rastetter, Ph.D.

Roy A. Whitfield

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Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for fiscal 2014 and, for those executive officers who were named in the 2014 and 2013 Proxy Statements, for fiscal 2013 and 2012. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay T. Flatley	2014	859,192	—	12,733,556	—	1,204,000	59,688	14,856,436
Chief Executive Officer;	2013	829,386	250,000	5,212,140	—	986,870	17,878	7,296,274
Director	2012	802,950	200,000	6,288,207	—	862,935	16,988	8,171,080
Marc A. Stapley	2014	463,310	—	3,300,415	—	357,073	16,331	4,137,129
Senior Vice President & Chief	2013	447,749	—	1,472,517	—	288,074	12,465	2,220,805
Financial Officer	2012	403,212	350,000	889,350	1,837,208	239,585	232,121	3,951,476
Francis A. deSouza(5)	2014	689,231	—	4,800,210	—	784,000	100,079	6,373,520
President; Director	2013	13,462	140,000	6,573,787	—	—	240	6,727,489
Christian O. Henry	2014	467,497	—	3,025,440	—	365,839	62,821	3,921,597
Senior Vice President & Chief	2013	457,111	—	1,472,517	—	295,146	19,592	2,244,366
Commercial Officer	2012	449,666	—	1,975,558	—	258,444	24,467	2,708,135
Richard Klausner, M.D.(6)	2014	403,692	—	2,875,388	—	315,700	76,233	3,671,013
Senior Vice President & Chief
Medical Officer

(1)	Reflects discretionary one-time cash bonuses paid to: (a) Mr. Flatley in recognition of his leadership role and efforts in connection with the successful defense against Roche’s unsolicited attempt to acquire the Company (2012) and extraordinary contribution toward increasing stockholder value and leading new product introductions (2013), and (b) as hiring bonuses for Messrs. Stapley and deSouza.
(2)	This reflects the grant date fair value of awards granted. Assumptions used in the calculation of these amounts are included in note 8 of our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015.
(3)	Reflects performance-based bonuses earned during fiscal 2014, fiscal 2013, and fiscal 2012 under Illumina’s Variable Compensation Plan (eVCP), which were paid in February 2015, February 2014, and February 2013, respectively. The eVCP is described in the Compensation Discussion and Analysis, under the caption “Performance-Based Incentive Cash Compensation.”
(4)	These amounts include Company contributions to 401(k) plans, Company-paid physical exams, compensation paid in lieu of paid time-off, and long-term disability premiums. These amounts also include relocation expenses paid to Mr. Stapley in 2012 and commuting expenses reimbursed to Mr. deSouza ($89,927) and Dr. Klausner ($68,203) in 2014. In addition, these amounts also include costs covered by the Company for Messrs. Flatley ($40,495) and Henry ($41,914), and their spouses, in 2014 in connection with their participation in a sales incentive award trip.
(5)	Mr. deSouza joined Illumina in December 2013.
(6)	Dr. Klausner joined Illumina in September 2013.

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Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus) ($ in thousands)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs): Number of Shares(2)			All Other Stock Awards: Number of Shares or Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award	Grant Date	Threshold	Target	Maximum	At Threshold	Target	Maximum
J. Flatley	Bonus	—	430	860	1,290	—	—	—	—	—
	PSU(5)	Jan. 30, 2014	—	—	—	14,255	28,510	42,765	—	4,299,878
	RSU	Jan. 30, 2014	—	—	—	—	—	—	9,504	1,433,393
	PSU(6)	Dec. 5, 2014	—	—	—	13,824	27,647	41,471	—	5,250,165
	RSU	Dec. 5, 2014	—	—	—	—	—	—	9,216	1,750,118
M. Stapley	Bonus	—	128	255	383	—	—	—	—	—
	PSU(5)	Jan. 29, 2014	—	—	—	4,219	8,438	12,657	—	1,237,601
	RSU	Jan. 29, 2014	—	—	—	—	—	—	2,813	412,583
	PSU(6)	Dec. 5, 2014	—	—	—	3,259	6,517	9,776	—	1,237,578
	RSU	Dec. 5, 2014	—	—	—	—	—	—	2,173	412,653
F. deSouza	Bonus	—	280	560	840	—	—	—	—	—
	PSU(5)	Jan. 29, 2014	—	—	—	7,159	14,318	21,477	—	2,100,021
	PSU(6)	Dec. 5, 2014	—	—	—	5,332	10,664	15,996	—	2,025,094
	RSU	Dec. 5, 2014	—	—	—	—	—	—	3,555	675,095
C. Henry	Bonus	—	131	261	392	—	—	—	—	—
	PSU(6)	Jan. 29, 2014	—	—	—	4,219	8,438	12,657	—	1,237,601
	RSU	Jan. 29, 2014	—	—	—	—	—	—	2,813	412,583
	PSU(6)	Dec. 5, 2014	—	—	—	2,716	5,431	8,147	—	1,031,347
	RSU	Dec. 5, 2014	—	—	—	—	—	—	1,811	343,909
R. Klausner	Bonus	—	113	226	338	—	—	—	—	—
	PSU(5)	Jan. 29, 2014	—	—	—	3,516	7,032	10,548	—	1,031,383
	RSU	Jan. 29, 2014	—	—	—	—	—	—	2,344	343,794
	PSU(6)	Dec. 5, 2014	—	—	—	2,963	5,925	8,888	—	1,125,158
	RSU	Dec. 5, 2014	—	—	—	—	—	—	1,975	375,053

(1)	Non-equity incentive plan awards consist of performance-based cash bonuses to be earned during fiscal 2014 under Illumina’s Variable Compensation Plan (eVCP).
(2)	Equity incentive plan awards consist of PSUs. The number of shares issuable will range from 0% to 150% of the shares approved in the award based on the Company’s performance relative to specified earnings per share targets at the end of the three-year performance period. No shares will be issued if the threshold earnings per share target is not met at the end of the three-year performance period. All PSU awards were granted from the 2005 Stock and Incentive Plan. Vesting is subject to the individual’s continued service to us through the vesting date.
(3)	Stock awards consist of RSUs. RSUs, vest 25% per year on each of the first four anniversaries of the grant date. All RSU awards were granted from the 2005 Stock and Incentive Plan. Vesting is subject to the individual’s continued service to us through the vesting date.
(4)	This reflects the grant date fair value of awards granted during fiscal 2014. Assumptions used in the calculation of these amounts are included in note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015.
(5)	PSUs will vest in their entirety on January 1, 2017, based on the achievement of specified earnings per share targets for the fiscal year ending January 1, 2017.
(6)	PSUs will vest in their entirety on December 31, 2017, based on the achievement of specified earnings per share targets for the fiscal year ending December 31, 2017.

Illumina, Inc. 2015 Proxy Statement  •  66

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
J. Flatley	—	—	—	—	—	—	287,644	54,134,601
	—	—	—	—	43,163 (3)	8,123,277	—	—
	—	—	—	—	9,216 (4)	1,734,451	—	—
	70,000	—	20.04	1/25/2017	—	—	—	—
	225,000	—	30.80	2/1/2018	—	—	—	—
	250,000	—	27.97	1/29/2019	—	—	—	—
	225,000	—	36.30	1/28/2020	—	—	—	—
	215,625	9,375 (5)	70.82	2/1/2021	—	—	—	—
M. Stapley	—	—	—	—	—	—	38,955	7,331,331
	—	—	—	—	19,062 (3)	3,587,468	—	—
	—	—	—	—	2,173 (4)	408,959	—	—
	22,750	36,969 (6)	36.30	1/20/2022	—	—	—	—
F. deSouza	—	—	—	—	—	—	74,201	13,964,628
	—	—	—	—	11,139 (3)	2,096,360	—	—
	—	—	—	—	3,555 (4)	669,051	—	—
C. Henry	—	—	—	—	—	—	79,705	15,000,481
	—	—	—	—	12,010 (3)	2,260,282	—	—
	—	—	—	—	1,811 (4)	340,830	—	—
	12,500	—	37.04	1/27/2020	—	—	—	—
	23,583	3,417	69.34	1/31/2021	—	—	—	—
R. Klausner	—	—	—	—	—	—	30,110	5,666,702
	—	—	—	—	6,406 (3)	1,205,609	—	—
	—	—	—	—	1,975 (4)	371,695	—	—

(1)	Market value of stock awards was determined by multiplying the number of unvested shares by $188.20, which was the closing market price of our common stock on The NASDAQ Global Select Market on December 26, 2014, the last trading day of fiscal 2014.
(2)	These stock awards consist of PSUs. PSUs vest at the end of a three-year performance period and the number of shares issuable will range from 0% to 150% of the shares approved in the award based on the Company’s performance relative to specified earnings per share targets at the end of the three-year performance period.
(3)	These stock awards consist of RSUs that vest 25% on each anniversary of the grant date over four years.
(4)	These stock awards consist of RSUs that vest 25% on anniversary one month prior to grant date over 47 months.
(5)	These options vest monthly over a four year period from the date of grant.
(6)	25% of these options vest on the first anniversary of the grant, and the remaining options vest monthly over the next 36 months.

Illumina, Inc. 2015 Proxy Statement  •  67

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Flatley	680,000	98,481,500	28,877	4,445,059
M. Stapley	31,284	3,779,733	7,459	1,060,508
F. deSouza	—	—	3,714	650,619
C. Henry	131,000	15,343,200	9,809	1,511,942
R. Klausner	—	—	1,355	226,651

(1)	Value realized on exercise of option awards is computed by determining the difference between the closing market price of our common stock on The NASDAQ Global Select Market on the dates of exercise and the exercise price per share exercised.

Nonqualified Deferred Compensation for Fiscal 2014

Name	Executive Contributions in Last Fiscal Year ($)(1)	Illumina Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
J. Flatley	643,435	—	136,661	280,292	2,531,237
M. Stapley	—	—	—	—	—
F. deSouza	—	—	—	—	—
C. Henry	—	—	—	—	—
R. Klausner	—	—	—	—	—

(1)	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.
(3)	The Company made no contributions towards the deferred compensation plan for the participants in fiscal 2014 or prior years.

Audit Committee Report

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report,” along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act of 1933 or the Securities Exchange Act of 1934 will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and provides advice with respect to our risk evaluation and mitigation processes. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on:

•	the integrity of our consolidated financial statements and related schedule and disclosures;

•	the independent registered public accounting firm’s qualifications and independence;

Illumina, Inc. 2015 Proxy Statement  •  68

•	the performance of our internal and independent audit functions;

•	the adequacy of our internal controls;

•	our compliance with legal and regulatory requirements; and

•	the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in our business.

The Audit Committee meets with the independent registered public accounting firm, internal auditor, and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee, in its oversight role, has reviewed and discussed the consolidated financial statements and related schedule with management and Ernst & Young LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and related schedule and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of fiscal 2014, management completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and related schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for the fiscal year ending January 3, 2016.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards), has received the written

Illumina, Inc. 2015 Proxy Statement  •  69

disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting and Oversight Board (communication with Audit Committees Concerning Independence), and has had discussions with the independent registered public accounting firm regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Karin Eastham (Chairperson)

A. Blaine Bowman

Daniel M. Bradbury

Roy A. Whitfield

Illumina, Inc. 2015 Proxy Statement  •  70

Certain Relationships and Related Party Transactions

We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our Directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts University. Under that agreement, we pay royalties to Tufts University upon the commercial sale of products based on the licensed technology. Tufts University pays a portion of the royalties received from us to Dr. Walt, the amount of which is controlled solely by Tufts University. During fiscal 2014, the portion of royalties received from us that Tufts University shared with Dr. Walt was approximately $392,000.

All future transactions between us and our officers, Directors, principal stockholders, and affiliates will be subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our Directors and executive officers pursuant to which we have agreed to indemnify these persons to the fullest extent permitted by law in connection with certain claims that may arise generally relating to their acting in their capacities as our Directors or executive officers.

Other Matters

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Stockholder Proposals for our 2016 Annual Meeting

Stockholder proposals that are intended to be presented at our 2016 annual meeting of stockholders must be received at our principal executive offices no later than December 8, 2015, in order to be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934. In addition, the proxy solicited by the Board of Directors for the 2016 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 27, 2016.

Illumina, Inc. 2015 Proxy Statement  •  71

Householding

Our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including our audited financial statements for fiscal 2014, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, in certain circumstances only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, we will deliver promptly a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder who sends a written or oral request to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. If your household is receiving multiple copies of our annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary.

Where You Can Find More Information

We maintain an Internet site at www.illumina.com. We use our website as a channel of distribution of material company information. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

Illumina, Inc. 2015 Proxy Statement  •  72

Exhibit A

ILLUMINA, INC.

2015 STOCK AND INCENTIVE PLAN

(as adopted by the Board of Directors of the Company on January 29, 2015, and approved by the Company’s stockholders on May 27, 2015)

1. Purposes of the Plan. The purposes of this 2015 Stock and Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Awards (including Stock Grants, Stock Units and Stock Appreciation Rights) and Cash Awards may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 hereof.

(b)	“Affiliate” means shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

(c)	“Applicable Laws” means the requirements relating to the administration of equity incentive plans, the grant of Awards and the issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the Nasdaq Global Select Market or any other Nasdaq Stock Market, stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws or regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d)	“Award” means an Option, a Stock Award or a Cash Award granted in accordance with the terms of the Plan.

(e)	“Award Agreement” means a Stock Award Agreement, Cash Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cash Award” means a bonus opportunity awarded under Section 14 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

Illumina, Inc. 2015 Proxy Statement  •  A-1

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references herein to specific sections of the Code shall include any successor provisions of the Code or corresponding sections of any future U.S. federal tax code.

(i)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

(j)	“Common Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for the Common Stock pursuant to Section 16.

(k)	“Company” means Illumina, Inc., a Delaware corporation.

(l)	“Consultant” means any natural person, including an advisor, who renders bona-fide services to the Company or a Parent or an Affiliate of the Company, and which services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(m)	“Corporate Transaction” means any of the following:

(i)	any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii)	the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

(iii)	the acquisition of beneficial ownership of more than 50% of the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act); or

(iv)	a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new Director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Corporate Transaction if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

(n)	“Director” means a member of the Board.

Illumina, Inc. 2015 Proxy Statement  •  A-2

(o)	“Disability” means that the Participant would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Affiliate of the Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Affiliate of the Company to which the Participant provides services does not have a long-term disability policy in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code.

(p)	“Effective Date” means the date on which the Company’s stockholders approve the Plan.

(q)	“Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Affiliate of the Company. An Employee shall not be deemed to cease Employee status by reason of (i) any leave of absence approved by the Company or any Parent or Affiliate of the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Affiliate of the Company, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(r)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(s)	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)	if the Common Stock is listed on any established stock exchange or traded on a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value of a Share shall be the closing selling price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	if the Common Stock is regularly quoted by a recognized securities dealer or other quotation system but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

Illumina, Inc. 2015 Proxy Statement  •  A-3

(iii)	in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator to be reasonable and in compliance with Section 409A of the Code to the extent the Awards are intended to be exempt from or in compliance with Section 409A of the Code.

Notwithstanding the foregoing, for income tax and/or social security reporting purposes under U.S. federal, state, local or non-US law and for such other purposes as the Administrator deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In all cases, the determination of Fair Market Value by the Company shall be conclusive and binding on all persons.

(t)	“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(u)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder and as designated in the applicable Option Agreement.

(v)	“Inside Director” means a Director who is an Employee.

(w)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option and/or as designated in the applicable Option Agreement, or an Incentive Stock Option that fails to so qualify.

(x)	“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(y)	“Officer” means a person who is an executive officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)	“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(aa)	“Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(bb)	“Optioned Shares” means the Shares subject to an Option.

(cc)	“Optionee” means the holder of an outstanding Option granted under the Plan.

(dd)	“Outside Director” means a Director who is not an Employee.

(ee)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code or any successor provision.

Illumina, Inc. 2015 Proxy Statement  •  A-4

(ff)	“Participant” means any holder of one or more Options, Stock Awards or Cash Awards, or the Shares issuable or issued pursuant to such Awards, under the Plan.

(gg)	“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Qualifying Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Qualifying Performance-Based Award.

(hh)	“Plan” means this 2015 Stock and Incentive Plan, as amended from time to time.

(ii)	“Predecessor Plan” means the Illumina, Inc. 2000 Stock Plan, as amended; the Illumina, Inc. 2005 Stock and Incentive Plan, as amended and restated; the 2005 Solexa Equity Incentive Plan; and the Verinata Health, Inc. 2008 Stock Plan.

(jj)	“Qualified Performance-Based Compensation” means any compensation that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(kk)	“Qualifying Performance-Based Award” means an Award that is intended to constitute Qualified Performance-Based Compensation and is granted pursuant to Section 16 hereof.

(ll)	“Qualifying Performance Criteria” means any one or more of the following performance criteria for purposes of establishing the Qualifying Performance Goal(s), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Parent, Affiliate of the Company or business segment of the Company or an Affiliate of the Company, either individually, alternatively or in any combination, and measured over the Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Qualifying Performance-Based Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); and (xxiii) improvement in workforce diversity.

(mm)

“Qualifying Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Qualifying Performance Criteria. Depending on the Qualifying Performance Criteria used to establish such Qualifying Performance Goals, the Qualifying Performance Goals may be expressed in terms of overall Company performance, the performance of an Affiliate of the Company, the performance of a division or a business unit of the Company or an Affiliate of the Company, or the performance of an individual. The Administrator, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately

Illumina, Inc. 2015 Proxy Statement  •  A-5

adjust or modify the calculation of Qualifying Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event (including arising from litigation), or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(nn)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act, as the same may be amended from time to time, or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo)	“Service Provider” means (i) an individual rendering services to the Company or any Parent or Affiliate of the Company in the capacity of an Employee or Consultant or (ii) an individual serving as a Director.

(pp)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 hereof.

(qq)	“Stock Appreciation Right” means a right to receive cash and/or Shares based on a change in the Fair Market Value of a specific number of Shares granted under Section 13 hereof.

(rr)	“Stock Award” means a Stock Grant, a Stock Unit or a Stock Appreciation Right granted under Sections 12 or 13 below or other similar awards granted under the Plan (including phantom stock rights).

(ss)	“Stock Award Agreement” means a written agreement, the form(s) of which shall be approved from time to time by the Administrator, between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)	“Stock Grant” means the award of a certain number of Shares granted under Section 12 below.

(uu)	“Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise explicitly provided for by the Administrator.

(vv)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(ww)	“Withholding Taxes” means the federal, state and local income and employment taxes, any taxes imposed by a jurisdiction outside of the United States or any other taxes or contributions required to be withheld, to which the holder of an Award may be subject in connection with any aspect of an Award or Shares issued or issuable pursuant to an Award.

3. Stock Subject to the Plan.

(a)	Subject to the provisions of Section 16 hereof, the maximum aggregate number of Shares that may be issued and sold pursuant to Awards granted under the Plan shall be the sum of

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(i) 2,700,000 Shares, plus (ii) any Shares which as of the Effective Date are available for issuance under the Predecessor Plans and which following the Effective Date are not issued under the Predecessor Plans (including Shares that are subject to awards outstanding under the Predecessor Plans that expire, are cancelled or otherwise terminate unexercised, or Shares that otherwise would have reverted to the share reserve of the Predecessor Plans following the Effective Date). Anything in the foregoing to the contrary notwithstanding, the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 8,000,000.

(b)	The Shares may be authorized, but unissued, or reacquired Shares, including Shares repurchased by the Company on the open market.

(c)	If an outstanding Award expires or terminates for any reason prior to the Shares subject thereto having been issued in full, the unpurchased or unissued Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are repurchased by the Company at their original purchase price or otherwise forfeited to the Company in connection with termination of a Participant’s status as a Service Provider, such Shares shall become available for future grant under the Plan or as a result of the cancellation of an Award. Notwithstanding the provisions of this Section 3(c), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. Notwithstanding the first sentence of this Section 3(c) , the following Shares shall be counted against the maximum number of Shares available for issuance pursuant to Section 3(a) hereof and shall not be returned to the Plan: (i) Shares covered by an Award which are surrendered in payment of the Award exercise or purchase price or in satisfaction of obligations for Withholding Taxes incident to the exercise of an Award; (ii) Shares that are not issued or delivered as a result of the net settlement of an outstanding Award; or (iii) Shares that are repurchased on the open market with the proceeds of the exercise of an Option.

(d)

To the extent permitted by Applicable Law or any stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate of the Company shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by Applicable Law or any stock exchange rule, in the event that a company acquired by (or combined with) the Company or an Affiliate of the Company has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, at the discretion of the Administrator, be used for Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such

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available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Affiliate of the Company prior to such acquisition or combination.

4. Administration of the Plan.

(a)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)	Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as Qualified Performance-Based Compensation, the Award shall be administered by a Committee comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3 and shall be granted by a Committee comprised solely of “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act or by the Board.

(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board, (B) a Committee, which committee shall be constituted to satisfy Applicable Laws or (C) subject to the Applicable Laws, one or more officers of the Company to whom the Board or Committee has delegated the power to grant Awards to persons eligible to receive Awards under the Plan provided such grantees may not be officers or Directors.

(b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock in accordance with Section 2(r) of the Plan;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of Shares or amount of cash to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include, but are not limited to, the exercise price and/or purchase price (if applicable), the time or times when Awards may be exercised (which may be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on

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such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or facilitating compliance with Applicable Laws or to take advantage of special tax treatment available under Applicable Laws;

(viii)	to modify or amend each Award, including the discretionary authority to extend the post-termination exercisability or purchase period of Awards longer than is originally provided for in the Award Agreement, provided that any amendment that materially and adversely impacts the rights of a Participant under an Award shall not become effective without the Participant’s consent unless the amendment is necessary or desirable, as determined in the sole discretion of the Administrator, to facilitate compliance with Applicable Laws or as contemplated in Section 25 hereof;

(ix)	to allow Participants to satisfy Withholding Tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or settlement of an Award that number of Shares having a market value equal to the minimum amount required to be withheld or such other amount that will not result in adverse accounting consequences to the Company. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Options, Stock Awards, Cash Awards or Shares issued under the Plan.

5. Eligibility. Nonstatutory Stock Options and Stock Awards may be granted to Service Providers. Incentive Stock Options and Cash Awards may be granted only to Employees. A Service Provider who is subject to taxation in the U.S. and who is providing services to an Affiliate of the Company may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code.

6. Limitations.

(a)

Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding designation as an Incentive Stock Option, no installment under such an Option shall qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) the aggregate Fair Market Value of the Shares

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(determined at the date of grant) for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares or other securities for which such Option or any other Incentive Stock Options granted to Optionee prior to the date of grant (whether under the Plan or any other plan of the Company or any Parent or Subsidiary of the Company) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, the Option shall nevertheless become exercisable for the excess Optioned Shares in such calendar year as a Nonstatutory Stock Option. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.

(b)	Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the Participant’s right or the right of the Company, its Parent or any Affiliate of the Company, as applicable, to terminate such relationship at any time, with or without cause.

(c)	Where an Award is intended to constitute Qualified Performance-Based Compensation, the following limitations shall apply to grants of Options, Stock Appreciation Rights, and other Stock Awards:

(i)	No Service Provider shall be granted, in any fiscal year of the Company, Options covering more than 750,000 Shares, subject to adjustment as provided in Section 16 below.

(ii)	No Service Provider shall be granted, in any fiscal year of the Company, Stock Appreciation Rights covering more than 750,000 Shares, subject to adjustment as provided in Section 16 below.

(iii)	No Service Provider shall be granted, in any fiscal year of the Company, any other Stock Awards covering more than 375,000 Shares, subject to adjustment as provided in Section 16 below.

(iv)	However, in connection with his or her commencement of Service Provider status, an individual may be granted Options covering up to an additional 1,500,000 Shares, Stock Appreciation Rights covering up to an additional 1,500,000 Shares, and other Stock Awards covering up to an additional 750,000 Shares during the fiscal year in which such commencement occurs, which shall not count against the limit set forth in subsections (i) through (iii) above, and which shall be subject to adjustment as provided in Section 16 below.

7. Term of Plan. The Plan shall become effective on the Effective Date. Unless the Plan is terminated earlier pursuant to Section 18 hereof, the Plan shall terminate on January 29, 2025. Anything in the foregoing to the contrary notwithstanding, no Incentive Stock Options may be granted under the Plan after January 29, 2025. All Awards outstanding at the time the Plan terminates shall continue to have force and effect in accordance with the provisions of the applicable Award Agreement.

8. Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant or such shorter

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term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)	In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant for Options that are intended to be exempt from Section 409A of the Code.

(b)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions (including any vesting conditions) that must be satisfied before the Option may be exercised.

(c)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i)	cash;

(ii)	check;

(iii)	other Shares which, in the case of Shares acquired directly or indirectly from the Company, (A) have been owned by the Optionee for more than six (6) months on the date of surrender (if it is required to eliminate or reduce accounting charges incurred by the Company in connection with the Option, or such other period (if any) required to so eliminate or reduce such charges), and (B) have a market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)

consideration received through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (A) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased

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Shares plus all Withholding Taxes required to be withheld by the Company by reason of such exercise and (B) the Company to have purchased Shares issued directly to such brokerage firm in order to complete the sale;

(v)	by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus Withholding Taxes, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or other form of payment approved by the Administrator.

(vi)	a reduction in the amount of any Company liability to the Optionee;

(vii)	any combination of the foregoing methods of payment; or

(viii)	such other consideration and method of payment for the issuance of Optioned Shares as determined by the Administrator and to the extent permitted by Applicable Laws.

(d)	No Repricings of Options or Stock Appreciation Rights. Other than as contemplated in Section 16(a) of the Plan, the exercise price of an Option may not be reduced without stockholder approval. Except as provided in Section 16(a), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Options or Stock Appreciation Rights to an exercise price that is less than the original exercise price or effect repricing through cancellation and re-grants at an exercise price that is less than the original exercise price of such Options or Stock Appreciation Right or cancellation of Options or Stock Appreciation Rights in exchange for cash or another Award at a time when the Option or Stock Appreciation Right has an exercise price that is higher than the Fair Market Value of a Share.

10. Exercise of Option.

(a)	Procedure for Exercise; Rights as a Stockholder.

(i)	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

(ii)

An Option shall be deemed exercised when the Company or an agent designated by the Company receives: (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (B) full payment for the Optioned Shares with respect to which the Option is exercised and (C) satisfaction of any Withholding Taxes. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Plan and shall be set forth in the Option Agreement. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee and determined by the Company to be in compliance with or necessary under Applicable Laws, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company

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or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 hereof.

(iii)	Exercising an Option in any manner shall decrease the number of Optioned Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Termination of Optionee’s Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, such Optionee may exercise his or her Option for a period of three (3) months measured from the date of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement); provided, however, that, unless otherwise provided by the Administrator in the Option Agreement, any Officer or Outside Director (as of the date of termination) may exercise his or her Option for a period of twelve (12) months measured from the date of termination, or such other period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Option shall immediately terminate as to all the Optioned Shares covered by the unvested portion of the Option, and those Optioned Shares shall revert immediately to the Plan, unless otherwise provided in the Option Agreement. To the extent the Optionee does not, within the post-termination time period determined pursuant to this Section 10(b), exercise the Option for the Optioned Shares in which Optionee is vested at the time of such termination of Service Provider status, the Option shall terminate with respect to those vested Optioned Shares at the end of such period, and those Optioned Shares shall revert to the Plan.

(c)	Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within twelve (12) months of termination, or such other period of time as specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Option shall immediately terminate as to the Optioned Shares covered by the unvested portion of the Option, and those Optioned Shares shall revert immediately to the Plan unless otherwise provided in the Option Agreement. To the extent the Optionee does not, within the post-termination time period determined pursuant to this Section 10(c), exercise the Option for the Optioned Shares in which Optionee is vested at the time of such termination of Service Provider status, the Option shall terminate with respect to those vested Optioned Shares at the end of such period, and those Optioned Shares shall revert to the Plan.

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(d)	Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within twelve (12) months following Optionee’s death, or such other period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s designated beneficiary, provided the Administrator has permitted a beneficiary designation and a beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If the Administrator has not permitted a beneficiary designation or no beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Option shall immediately terminate as to the Optioned Shares covered by the unvested portion of the Option, and those Optioned Shares shall immediately revert to the Plan unless otherwise provided in the Option Agreement. To the extent the Option is not, within the post-termination time period determined pursuant to this Section 10(d), exercised for the Optioned Shares in which Optionee is vested at the time of such termination of Service Provider status, the Option shall terminate with respect to those vested Optioned Shares, and those Optioned Shares shall revert to the Plan.

11. Limited Transferability of Options. An Option generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee; provided however that, if permitted by the Administrator, Nonstatutory Stock Options may be transferred by instrument to an inter vivos or testamentary trust in which the Nonstatutory Stock Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to Immediate Family Members of the Optionee. If permitted by the Administrator, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Options, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those Options. Such beneficiary or beneficiaries or Immediate Family Member to whom an Option has been transferred shall take the transferred Options subject to all the terms and conditions of the applicable agreement evidencing each such transferred Option, including (without limitation) the limited time period during which the Option may be exercised following the Optionee’s death.

12. Stock Grants and Stock Unit Awards. Each Stock Award Agreement reflecting the issuance of a Stock Grant or Stock Unit shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)	Consideration. A Stock Grant or Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company, a Parent or an Affiliate of the Company for its benefit.

(b)	Vesting. Shares of Common Stock awarded under an agreement reflecting a Stock Grant and a Stock Unit award may, but need not, be subject to a share repurchase option, forfeiture

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restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Administrator.

(c)	Termination of Participant’s Relationship as a Service Provider. In the event a Participant’s relationship as a Service Provider terminates, the Company may reacquire any or all of the Shares held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the Stock Award Agreement.

(d)	Transferability. Except as determined by the Administrator, no rights to acquire Shares under a Stock Grant or a Stock Unit shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. To the extent and under such terms and conditions as determined by the Administrator and provided such transfer is consistent with securities offerings registered on a Form S-8, a Participant may assign or transfer a Stock Grant or a Stock Unit without consideration to an Immediate Family Member; provided that such Immediate Family Member shall be bound by and subject to all of the terms and conditions of the Plan and the Stock Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(e)	Dividends. Any dividends that are distributed with respect to a Stock Grant that vests based on the attainment of performance goals shall be accumulated and subject to restrictions and risk of forfeiture to which the underlying Stock Grant is subject.

(f)	No Stockholder Rights. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to a Stock Unit. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 hereof.

13. Stock Appreciation Rights.

(a)	General. Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Administrator may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Stock Award Agreement, except as provided below.

(b)	Exercise Price. The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Administrator, provided that the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant for Stock Appreciation Rights that are intended be exempt from Section 409A of the Code.

(c)	Term. The term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.

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(d)	Exercise of Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the excess of the Fair Market Value on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the Fair Market Value on the grant date of the Shares covered by the exercised portion of the Stock Appreciation Right (or such other amount calculated with respect to Shares subject to the award as the Administrator may determine). The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Administrator and may be in cash, Shares or a combination thereof, over the period or periods specified in the Stock Award Agreement. A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant. A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

(e)	Transferability. Except as determined by the Administrator, no Stock Appreciation Rights shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. To the extent and under such terms and conditions as determined by the Administrator and provided such transfer is consistent with securities offerings registered on a Form S-8, a Participant may assign or transfer a Stock Appreciation Right without consideration to an Immediate Family Member; provided that such Immediate Family Member shall be bound by and subject to all of the terms and conditions of the Plan and the Stock Award Agreement relating to the transferred Stock Appreciation Right and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

14. Cash Awards. Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more Qualifying Performance Goals established for a Performance Period.

(a)	Terms and Conditions. Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Participant as a Cash Award, (ii) the Qualifying Performance Goal that shall determine the amount of payment, (iii) the Performance Period as to which the Qualifying Performance Goal shall be measured for determining the amount of any payment, (iv) the timing and form of any payment earned by virtue of the attainment level of the Qualifying Performance Goal, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions (including, without limitation, the effect that a termination as a Service Provider shall have on any Cash Award) and in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

(b)	Maximum Amount. The maximum amount payable as a Cash Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to a Cash Award for any fiscal year to any Participant shall not exceed U.S. $3,000,000.

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(c)	Qualifying Performance-Based Award. The Cash Awards shall be subject to the terms and conditions of Section 15 hereof applicable to Awards that are intended to be Qualifying Performance-Based Awards.

15. Qualifying Performance-Based Awards. Any Stock Award (other than a Stock Appreciation Right or any other Stock Award having a purchase price equal to 100% of the Fair Market Value on the date such award is made) or Cash Award that is intended to be as Qualified Performance-Based Compensation shall be subject to the provisions of this Section 15.

(a)	Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Section 12 or 14, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator, in writing (a) select the Qualifying Performance Criteria applicable to the Performance Period, (b) shall establish the Qualifying Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (c) shall specify the relationship between Qualifying Performance Criteria and the Qualifying Performance Goals and the amounts of such Awards, as applicable, to be earned for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether the applicable Qualifying Performance Goals have been achieved for such Performance Period. In determining the amount earned under an Award, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

16. Adjustments Upon Changes in Capitalization, Dissolution or Corporate Transaction.

(a)

Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number, class or kind of shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the maximum numbers of Shares that may be granted under Awards to any Service Provider during any fiscal year as set forth in Section 6(c) and (iii) the number, class or kind of shares as well as the price per Share subject to each outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend or other distribution (whether in the form of cash, Shares, other securities, or other property other than a regular cash dividend that does not affect the Share or the value of the Shares), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, reclassification of the Common Stock, or exchange of Shares or other securities of the Company, or any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or other change in the corporate structure of the Company affecting the Shares or their value; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose

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determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may (but need not) provide for a Participant to have the right to exercise his or her Option or Stock Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option or Stock Award would not otherwise be exercisable. In addition, the Administrator may (but need not) provide that any Company repurchase option applicable to any unvested Shares purchased upon exercise of an Option or issued under a Stock Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)	Corporate Transaction.

(i)	In the event of a Corporate Transaction, as determined by the Board or the Administrator, the Board or the Administrator may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and accelerate the vesting and/or terminate any restrictions on Cash Awards or Stock Awards; and/or (iii) provide for termination of Awards as a result of the Corporate Transaction on such terms and conditions as it deems appropriate, including providing for the cancellation of Awards for a cash payment to the Participant. For the purposes of this paragraph, the Award shall be considered assumed if, following the Corporate Transaction, the Award confers the right to purchase or receive, for each Share or amount of cash covered by the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each Share held on the effective date of the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share covered by the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Corporate Transaction.

(ii)	Notwithstanding the foregoing, as may be determined by the Administrator, any such adjustment shall not (i) cause an Award which is exempt from Section 409A of the Code to become subject to Section 409A of the Code or (ii) cause an Award subject to Section 409A of the Code not to comply with the requirements of Section 409A of the Code.

Illumina, Inc. 2015 Proxy Statement  •  A-18

17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator takes all corporation actions necessary to approve the grant of such Award. A Notice of Grant shall be provided to each Participant within a reasonable time after the date of such grant.

18. Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend or terminate the Plan. However, the Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In addition, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant under any grant theretofore made, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, provided that amendments to facilitate compliance with Applicable Laws, as determined in the sole discretion of the Administrator as otherwise contemplated in Section 25 may be made without the consent of the Participant. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares. Awards shall not be granted and Shares shall not be issued pursuant to the exercise, vesting or settlement of an Award unless the grant of the Award, the exercise, vesting or settlement of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20. Inability to Obtain Authority. If the Company is unable or if it is impractical for the Company to obtain authority from any regulatory body having jurisdiction (including under Section 19), which authority is deemed by the Company’s counsel to be necessary to the lawful grant of Awards and issuance and sale of any Shares hereunder, the Company shall be relieved of any liability in respect of the failure to grant such Awards or issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22. Stockholder Approval. If required by Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted or after any amendment requiring stockholder approval is made. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

23. Withholding Taxes. The Company or any Affiliate of the Company, as applicable, shall have the authority and the right to deduct or withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the obligation for Withholding Taxes with respect to any taxable or tax withholding event concerning a Participant arising as a result of the Participant’s participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliate of the Company, as applicable, to satisfy withholding obligations for the payment of Withholding Taxes by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation; (b) withholding from the proceeds of sale of Shares underlying an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the

Illumina, Inc. 2015 Proxy Statement  •  A-19

Participant’s behalf, without need of further authorization; or (iii) in the Administrator’s sole discretion, by withholding Shares otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Administrator in its sole discretion, to satisfy such Withholding Taxes. No Shares shall be delivered pursuant to an Award to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Administrator to satisfy the obligations for Withholding Taxes with respect to any taxable or tax withholding event concerning the Participant or such other person arising as a result of an Award.

24. Fractional Shares. No fractional Shares shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

25. Section 409A. Except as provided in Section 26 hereof, to the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Award determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.

26. No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (a) qualify an Award for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 26 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any affiliate of the Company based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither

Illumina, Inc. 2015 Proxy Statement  •  A-20

the Company nor any affiliate will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

27. Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an Award as the Administrator determines necessary or appropriate, including, without limitation, a reacquisition right in respect of previously-acquired Shares or other cash or property upon the occurrence of cause (as determined by the Administrator).

Illumina, Inc. 2015 Proxy Statement  •  A-21

Exhibit B

RECONCILIATION TABLE – NON-GAAP EARNINGS PER SHARE

Results of Operations — Non-GAAP

(In thousands, except per share amounts)

(unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME PER SHARE:

	Years Ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
GAAP net income per share—diluted	$2.37	$0.90	$1.13	$0.62	$0.87
Pro forma impact of weighted average shares(1)	—	0.01	0.02	0.03	0.06
Adjustments to net income:
Amortization of acquired intangible assets	0.32	0.32	0.12	0.09	0.06
Non-cash interest expense(2)	0.26	0.26	0.27	0.24	0.16
Legal contingencies(3)	(0.24)	0.96	0.02	(0.02)	—
Loss on extinguishment of debt	0.21	—	—	0.28	—
Headquarter relocation(4)	0.04	0.02	0.20	0.31	—
Cost-method investment related (gain) loss, net	(0.03)	(0.44)	(0.35)	—	0.10
Contingent compensation expense(5)	0.03	0.10	0.07	0.04	0.03
Acquisition related (gain) expense, net(6)	(0.02)	(0.08)	0.02	0.01	(0.09)
Impairments(7)	—	0.18	0.16	—	—
Unsolicited tender offer related expense	—	0.10	0.17	—	—
Inventory revaluation adjustment(8)	—	—	0.01	—	—
Recovery of previously impaired note receivable	—	—	(0.05)	—	—
Restructuring	—	—	0.03	0.06	—
Incremental non-GAAP tax expense(9)	(0.20)	(0.53)	(0.23)	(0.36)	(0.13)

Non-GAAP net income per share – diluted(10)	$2.74	$1.80	$1.59	$1.30	$1.06

Shares used in calculating non-GAAP diluted net income per share	148,815	138,888	132,725	135,154	134,375

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME:
GAAP net income	$353,351	$125,308	$151,254	$86,628	$124,891
Amortization of acquired intangible assets	48,165	44,685	15,541	12,689	7,805
Non-cash interest expense(2)	38,154	36,403	35,180	32,495	20,832
Legal contingencies(3)	(35,931)	133,701	3,021	(2,300)	—
Loss on extinguishment of debt	31,360	555	—	37,611	—
Headquarter relocation(4)	5,638	2,624	26,328	41,826	—
Cost-method investment related (gain) loss, net	(4,427)	(61,357)	(45,911)	—	13,223
Contingent compensation expense(5)	4,265	13,610	9,151	6,057	3,675
Acquisition related (gain) expense, net(6)	(2,639)	(11,617)	2,774	919	(11,429)
Impairments(7)	(485)	25,214	21,438	—	—
Unsolicited tender offer related expense	—	13,621	23,136	—	—
Inventory revaluation adjustment(8)	—	458	1,458	—	—
Recovery of previously impaired note receivable	—	—	(6,000)	—	—
Restructuring	—	—	3,522	8,136	—
Incremental non-GAAP tax expense(9)	(30,234)	(73,542)	(30,464)	(48,053)	(16,813)

Non-GAAP net income(10)	$407,217	$249,663	$210,428	$176,008	$142,184

Illumina, Inc. 2015 Proxy Statement  •  B-1

	Years Ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP DILUTED NUMBER OF SHARES:
Weighted average shares used in calculation of GAAP diluted net income per share	148,977	139,936	133,693	138,937	143,433
Weighted average dilutive potential common shares issuable of redeemable convertible senior notes(1)	(162)	(1,048)	(968)	(3,783)	(9,058)

Weighted average shares used in calculation of non-GAAP diluted net income per share	148,815	138,888	132,725	135,154	134,375

(1)	Pro forma impact of weighted-average shares includes the impact of double dilution associated with the accounting treatment of the Company’s outstanding convertible debt and the corresponding call option overlay.
(2)	Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.
(3)	Legal contingencies primarily represent estimated damages accrued for our patent litigation. Legal contingencies in fiscal 2014 primarily represented a gain related to the settlement of our patent litigation with Syntrix Biosystems, Inc., partially offset by the expenses recorded upon our litigation settlement and pooling of patents with Sequenom, Inc. Legal contingency charges in 2013 primarily represented estimated damages accrued for our patent litigation with Syntrix Biosystems, Inc.
(4)	The Company relocated its headquarters to a new facility in San Diego, California, in 2011. Headquarter relocation for fiscal 2014 and 2013 consisted of accretion of interest expense on lease exit liability and changes in related costs. Headquarter relocation for fiscal 2012 and fiscal 2011 consisted of cease-use loss, double rent expense during the transition to the new facility, accretion of interest expense on lease exit liability, and moving costs.
(5)	Contingent compensation expense relates to contingent payments for post-combination services associated with acquisitions.
(6)	Acquisition related (gain) expense, net in fiscal 2014, 2013, and 2012 consists primarily of net gains and expense from changes in fair value of contingent consideration and transaction related costs. Acquisition related (gain) expense, net in fiscal 2011 consisted of an acquired in-process research and development charge related to a milestone payment for a prior acquisition, offset by changes in the fair value of contingent consideration. Acquisition related (gain) expense, net in fiscal 2010 consists of an acquired in-process research and development charge related to a milestone payment for a prior acquisition, acquisition expenses, offset by a gain recorded for the difference between the carrying value of a cost-method investment prior to acquisition and the fair value of that investment at the time of acquisition and gains from changes in fair value of contingent consideration.
(7)	Impairments in fiscal 2014 represent a net gain of $0.5 million, which consisted of a gain on an asset sale associated with a non-core product line discontinued in 2013, partially offset by an intangible asset impairment. Impairments in fiscal 2013 represent asset impairment charges recorded upon the decision to discontinue the non-core product line. Impairments in fiscal 2012 related to an in-process research and development intangible asset.
(8)	Inventory revaluation adjustments represent additional cost of goods sold recognized from inventories revalued upon acquisitions of Verinata Health, Inc. in 2013 and BlueGnome Ltd in 2012.
(9)	Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustments listed above.
(10)	Non-GAAP net income and diluted net income per share exclude the effect of the pro forma adjustments as detailed above. Non-GAAP net income and diluted net income per share are key drivers of the Company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

Illumina, Inc. 2015 Proxy Statement  •  B-2

ILLUMINA, INC. 5200 ILLUMINA WAY SAN DIEGO, CA 92122 ATTN: REBECCA CHAMBERS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ILMN2015

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87428-P60794                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLUMINA, INC.
The Board of Directors recommends you vote FOR
the following:
1.	Election of Directors with Terms Expiring in 2018
	Nominees:	For	Against	Abstain

	1a. A. Blaine Bowman	☐	☐	☐

	1b. Karin Eastham, CPA	☐	☐	☐

	1c. Jay T. Flatley	☐	☐	☐

	1d. Jeffrey T. Huber	☐	☐	☐

	1e. William H. Rastetter, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016						☐	☐	☐
3.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement						☐	☐	☐
4.	To approve the Illumina, Inc. 2015 Stock and Incentive Plan						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M87429-P60794

ILLUMINA, INC. Annual Meeting of Stockholders May 27, 2015, 10:00 AM Pacific Time This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jay T. Flatley, Francis A. deSouza, and Marc A. Stapley as proxies, and each of them with power to act without the other and with power of substitutions, appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all of the shares of common stock of ILLUMINA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ILMN2015 at 10:00 AM Pacific Time on Wednesday, May 27, 2015, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side